UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 INFORMATION REQUIRED IN A PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.______________) Filed by Registrant ☒ Filed by Party other than Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2)) ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Materials Pursuant to §240.14a-12 Eagle Bancorp, Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid: ☐ Fee paid previously with preliminary materials. ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing (1) Amount previously paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

The Annual Meeting of Shareholders will be held on Thursday, May 15, 2025 at 10:00 A.M., EDT Virtual Meeting Only – No Physical Meeting Location To The Shareholders of Eagle Bancorp, Inc. Proxy Statement The Board of Directors of Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held virtually on Thursday, May 15, 2025 at 10:00 A.M., EDT, and at any adjournment or postponement of the meeting. You may join the Annual Meeting remotely by visiting http:// web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com] and entering in your control number and the password received in your registration confirmation. If you wish to attend the Annual Meeting virtually, you must register in advance by 11:59 PM EDT on May 13, 2025. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?” in the Question and Answer section at the end of this document for more information.) Audio only access to the meeting will be available by calling 1 (562) 247-8422 and inputting access code 377-234-152. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 13, 2025. This proxy statement and proxy card are being made available to shareholders of the Company on or about April 1, 2025, to shareholders of record as of March 20, 2025, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which includes our audited financial statements, also accompanies this proxy statement. In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we,” "our," or “us,” (b) the Company Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.” Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2025. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2024, and our Report to Shareholders is available online at http:// web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com]. This year, we are using the “Notice and Access” method of providing proxy materials to our beneficial shareholders via the Internet instead of mailing printed copies. We believe that this process will provide beneficial shareholders with a convenient and quick way to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024. Also accessible is our Report to Shareholders and an authorization for a proxy to vote your shares. This allows us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, has been mailed to our beneficial shareholders to provide instructions regarding how to access and review all of the proxy materials on the Internet. The Notice and Access card also tells you how to submit your proxy vote via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card. To ensure that as many shares as possible are represented, we strongly recommend that you vote in advance of the Annual Meeting, even if you plan to attend remotely. We have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual- only meeting), as allowed by applicable law. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings. Shareholders may submit questions about topics of importance to the Company's business and operations, matters described in the proxy statement and updates on the Company's activities and performance either before the meeting, starting on May 15, 2025 or during the meeting. Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations. Shareholders may access the meeting across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tables and cell phones) running the most updated version of applicable software and plugins. We encourage you to log on to the meeting site by 9:30 AM EDT on the day of the meeting to account for any unexpected technical difficulties. For further assistance should you need it, you may email VirtualMeeting@viewproxy.com or call 866-612-8937. Please refer to the Q&A at the end of the document for more details.

Notice of Meeting: The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”) will be held at 10:00 A.M., EDT on Thursday, May 15, 2025 at http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com] (with audio only access available at 1 (562) 247-8422 access code 377-234-152* for the following purposes: 1. To elect eight directors to serve until the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified; 2. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2025; 3. To approve a non-binding, advisory resolution approving the compensation of our named executive officers; and 4. To approve the Eagle Bancorp, Inc. 2025 Equity Incentive Plan. Shareholders of record as of the close of business on March 20, 2025 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. To attend the virtual meeting at http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com], please enter the password received in your registration confirmation. Please follow the instructions on your proxy card, Notice and Access card or voter instruction form for additional information. Audio only access to the meeting will be available by dialing 1 (562) 247-8422 and inputting access code 377-234-152. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 13, 2025. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. Registered shareholders may vote: • By Internet: go to https://www.aalvote.com/EGBN; • By toll-free telephone: call 1 (866) 804-9616; or • By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage- paid envelope. If your shares are not registered in your name, please see the voting instructions provided by your recordholder (typically your broker) on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the virtual meeting. * We have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings. By Order of the Board of Directors, Jane E. Cornett, Corporate Secretary April 1, 2025

Table of Contents About Eagle iii Introduction/Our Mission/Our Values Put Relationships F•I•R•S•T iii Corporate Social and Environmental Responsibility 1 Corporate Governance 3 Shareholder Engagement 4 Voting Securities and Principal Shareholders 6 Executive Officers Who Are Not Directors 7 Proposal 1: Election of Directors 9 Nominees for the Board of Directors 10 Board Demographics 12 Director Skills and Qualifications 12 Board Leadership Structure 12 Board and Committee Oversight of Risk 13 Meetings, Committees, and Procedures of the Board of Directors 15 Director Compensation 19 Compensation Discussion and Analysis 20 Executive Summary 21 Compensation Philosophy & Best Practices 22 2024 Program Elements and Pay Decisions 25 Employment and Non-Compete Arrangements 32 Executive Compensation Process 35 Other Compensation Policies 37 Risk Assessment of Incentive Compensation Programs 38 Compensation Committee Report 38 Executive Compensation Tables 39 Potential Payments Upon Termination or Change in Control 41 Grants of Plan-Based Awards 42 Outstanding Equity Awards at Fiscal Year-End 45 Options Exercised and Stock Vested 46 CEO Pay Ratio 46 Pension Benefits 47 Certain Relationships and Related Party Transactions 47 Pay versus Performance 48 Vote Required and Board Recommendation 51 Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm 51 Fees Paid to Independent Accounting Firm 51 Audit Committee Report 52 Vote Required and Board Recommendation 52 Proposal 3: Non-Binding Advisory Vote on Executive Compensation 52 Vote Required and Board Recommendation 53 Proposal 4: Approval of Eagle Bancorp, Inc. 2025 Equity Incentive Plan 53 Vote Required and Board Recommendation 58 Form 10-K Annual Report 58 Delinquent Section 16(a) Reports 58 Q&A About the Proxy Materials and Our Annual Meeting 59 Other Matters 63 Shareholder Proposals 64 Eagle Bancorp, Inc. ii 2025 Proxy Statement

Forward-looking Statements: This proxy statement contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this proxy statement. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason. No Incorporation By Reference: Web links throughout this document are provided for reference and convenience only. Information from our website or any other web link included in this document is not incorporated by reference into this proxy statement, unless explicitly stated otherwise. About Eagle Introduction The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank. The Company was formed by a group of local business people and professionals with significant prior experience in community banking in the Company's market area, together with an experienced community bank senior management team. The Bank operates as a community bank alternative to the super-regional financial institutions, which dominate the Bank’s primary market area, which is the Washington, D.C. metropolitan area. The market is the 6th largest regional economy in the United States. The Bank operates a commercially oriented business model and has expertise in commercial and commercial real estate lending, delivering financial services to small and mid-sized businesses and non-profit organizations. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing, client needs in a proactive, personalized fashion. The Bank’s business model allows it to operate a branch light strategy with the expense savings from a smaller branch system being invested in quality, well trained personnel and IT systems delivering convenience and security to our customers. The Company’s capital ratios are well above those required to be considered well capitalized. The Board of Directors is committed to building upon the Company’s 27 years of successful operations by providing oversight of the Bank’s strategy and operations, and aspires to maintain the highest standard of corporate governance. Our Mission Our mission is to be the most trusted, experienced and client-centric bank across the Washington, D.C. metropolitan region. We do this through our Relationships FIRST philosophy, putting our customers, communities, employees, and shareholders at the forefront of everything we do to deliver the most compelling service and value. Eagle Bancorp, Inc. iii 2025 Proxy Statement

Our Values Put Relationships F•I•R•S•T • Flexible We begin our relationships based on our time-tested tradition of listening to our customers, collaborating with colleagues and designing a comprehensive, creative solution that brings value to and appreciation from our customers. We enhance the relationships with empowered ‘YES, We Can’ service and live up to our strong belief that formulas do not make good banking sense, relationships do. We are entrepreneurial – it is our differentiator. • Involved We build our relationships by developing a rapport that is based on partnership, mutual respect and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues and community through volunteerism. We believe that doing the little extras and staying involved with our customers demonstrates our difference. • Responsive We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally. • Strong We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current and strong partners with our customers, colleagues and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships. We believe that having a workforce with robust mix of thoughts and perspectives only serves to strengthen our role as community builders. • Trusted We uphold our relationships with honesty, openness, and reliability. Our actions reflect our values, and underscore our commitment to an inclusive environment. We can be counted on to do the right thing. We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words. Employee Inclusion We strive toward a powerful and inclusive team of employees, knowing we are better together with our combined wisdom and intellect. With a commitment to equality and inclusion for every employee, we focus on understanding, accepting and valuing the differences among people. Community Engagement and Responsible Lending Since its founding, EagleBank has been committed to principles of community engagement, local economic development and responsible lending. The following summary sets forth the activities undertaken by the Bank that reflect its leadership with regards to social and environmental responsibility. Economic Development Activities EagleBank is recognized as one of the leading commercial real estate lenders in the Washington D.C. metropolitan area, but we are more than that. We aim to meet the banking and credit needs of all the communities in which we conduct business. Assisting low and moderate income individuals and organizations as well as supporting consumers and small businesses in transitional neighborhoods is key to meeting the mission of the Bank. Affordable Housing: We take a special interest in helping our local communities provide affordable housing. • In 2024, we announced financing for several projects that provide affordable housing including: Eagle Bancorp, Inc. 1 2025 Proxy Statement

◦ Ann Frank House DC: A loan in the amount of $168,000 was provided to purchase a residential condominium unit in Washington, DC for unhoused individuals. ◦ Westwood Associates LLC: Two loans totaling $33 million were provided for the acquisition, development and construction of a 69-unit town home community in which 9 of the units are affordable. ◦ 60 Eye Street LLC: The bank modified a loan in the amount of $49,524,000 that provided funding for the construction of a 173 multi-family rental property in which 21 of the units are affordable. • In 2024, the Bank originated 6 Community Development loans totaling $16,944,824. Four of the loans were provided for affordable housing and one of the loans was to a non-profit organization that provides affordable rental housing and community services to low- or moderate income ("LMI") individuals. The Bank also provided funding for a revitalization project to renovate a school that supports LMI students and families. Small Business Lending: Small business support has always been a cornerstone of EagleBank’s commitment to the Washington, D.C. metropolitan area. • We have been a Small Business Administration ("SBA") Lender over the last two decades and provide financing under both the 7a and 504 programs offered by the SBA. • We have relationships with state and local governments and government agencies, and have worked with them to develop cooperative economic development programs. With Montgomery County, Maryland we worked to design the Small Business Plus! Program in which the County places deposits in local banks and participating banks commit to make loans to local small businesses. In 2024, EagleBank made 48 loans totaling $130 million in small business loans under this program. Since the inception of the program in 2012, we have made 1,302 loans totaling $1.1 billion in small business loans, excluding loans originated under the SBA's Paycheck Protection Program. Philanthropy We believe in giving back and in fostering good corporate citizenship. As a result, we have dedicated resources to the community through the EagleBank Foundation which raises money for breast cancer research and treatment, survivorship and caregiver knowledge, as well as for other cancers. • Since inception, the EagleBank Foundation has provided over $6.5 million to local hospitals, charities and organizations. This year contributions were distributed to Adventist HealthCare's Shady Grove Medical Center, Holy Cross Hospital Foundation, Suburban Hospital, MedStar Washington Hospital Center, Hope Connections for Cancer Support, Brem Foundation to Defeat Breast Cancer, The Children's Inn at NIH, Children's National Hospital, and several other worthy groups. • In 2024, EagleBank Foundation provided about $462 thousand in contributions or sponsorship funding to many civic and non-profit organizations in the Washington, D.C. metropolitan area. • EagleBank also offers the Matching Gifts Program to support employees in their contributions to worthy causes. In 2024 EagleBank and EagleBank employees donated to 28 non-profit organizations, totaling $15,459 in donations for the year. • We are committed and proud to promote volunteerism as a way to enrich our communities, build teamwork and enhance the lives of customers and team members throughout the region. In 2024, our employees spent over 4,242 hours supporting 70 organizations throughout Northern Virginia, Suburban Maryland and the District of Columbia. Opportunity, Education and Employee Development Human capital management is a critical component of our community engagement programs and a key driver of our Company’s success. EagleBank takes a Total Reward approach in attracting, retaining and rewarding its employees. Our average employee tenure is 6.4 years with 24.0% of our staff having 10 or more years of service with the Company. • We provide equal employment opportunity for all persons in regards to hiring, working conditions, compensation, benefits and appointments for advancement and training and development. We partner with and support local veteran, disability and workforce readiness programs. Eagle Bancorp, Inc. 2 2025 Proxy Statement

• Of our total work force, 56% are women and 65% are racial and ethnic minorities as of 12/31/24. • We promote professional development by offering an array of on-demand courses, instructor-led courses and resource materials on a number of topics that enable employees to grow personally and professionally, which should benefit their careers. In May of 2024, we launched the EagleBank Leadership Institute which focused on providing our people managers and future leaders the necessary skills to effectively manage and develop teams. • Scholarship programs and professional internships have always been a component of the Company’s approach to development. As part of our sponsorship agreement with George Mason University we provide $70,000 for scholarships and $35,000 for internships to participate in the EagleBank Summer Internship. The internship program is offered by our Commercial and Real Estate Lending Divisions. Students enrolled in these programs assist with lending projects, data and analytical reporting, and portfolio management services. Compliance and Ethics Our culture of integrity starts with our Code of Business Conduct and Ethics (“Code”), which applies to all employees, directors and executive officers of Eagle Bancorp, Inc. and its subsidiaries. In addition, we look to engage with third- parties that share our commitment to our Relationships F-I-R-S-T core values. • New employees are required to complete training on the Code within 30 days from their date of hire and annually acknowledge the Code and the Business Conduct Ethics and Conflicts of Interest Policy. • Role-based in-person and online training is provided to advance understanding of regulatory and policy requirements in specific compliance areas such as Regulation O and Related Party Transactions. • Our management team is focused on fostering a culture of trust so that employees at every level feel comfortable speaking up about concerns or potential conflicts of interest. To that end the Ethics Office facilitates an annual survey of all employees to disclose potential conflicts of interest and field questions regarding the Code. Employees are strongly encouraged to be proactive in seeking guidance and to promptly contact the Ethics Office with questions regardless of the nature of the matter. Management takes all questions raised seriously and enforces a strict non-retaliation policy. • All complaints and concerns regarding possible violations of, or non-compliance with, our Code, a policy or a law or regulation, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, may be made directly to the chair of the Audit Committee or by phone or internet using our confidential hotline at ethicspoint.com. Corporate Governance The Company believes that strong corporate governance practices are a critical component of the management of any successful financial institution and are integral to achieving long-term shareholder value. The Board of Directors is committed to conducting business according to the highest standards and oversees management to develop the appropriate policies and practices for the Company’s customer interactions, day-to-day operations and participation as a responsible member of our community. The Board monitors best practices and gathers feedback from multiple sources, including our shareholders, to address this commitment. Key corporate governance principles include: • Commitment to corporate governance and sustainable business practices • Oversight of Company strategy and performance • Risk oversight by the Board's Risk Committee • Code of Business Conduct and Ethics • Corporate Governance Guidelines • 7 of 8 Directors are Independent under stock exchange rules and Securities and Exchange Commission ("SEC") rules. • Independent Lead Director • Board membership and composition Eagle Bancorp, Inc. 3 2025 Proxy Statement

• Active shareholder engagement process • Board and Committee authority to retain independent advisors • Executive compensation plans designed to align management with long-term shareholder interests • Biennial Board and Committee evaluation process • Annual reviews of Committee charters • Regular executive session meetings of Independent Directors • Board participation in CEO, executive officer and key personnel succession planning • Policy providing for return of incentive compensation (“Clawback Policy”) • Executive incentive compensation plans include long-term time-vested equity awards and performance- vested equity awards Critical corporate governance practices that the Company has enacted include: • Annual election of Board members • Majority approval required for Director elections (resignation if majority approval is not received) • Annual “Say-on-Pay” advisory votes on executive compensation • No shareholder rights plan (“Poison Pill”) • Double trigger clause on executive severance change-of-control payments • Share ownership requirements for Directors and Executive Officers • Policies prohibiting hedging and short sales, and limiting pledging of Company stock Later sections of this proxy statement provide further details of our corporate governance policies and procedures, our approach to managing risk within the Company, the design of our executive compensation plans and the resulting compensation awarded to each named executive officer. Copies of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the Clawback Policy can be found at http://ir.eaglebankcorp.com/govdocs. Shareholder Engagement Our Engagement Process Our Board and management are committed to engaging with our shareholders and soliciting their views and input on performance, corporate governance, executive compensation and other matters. Year-Round Engagement and Board Reporting. Our management team and certain board members conduct outreach to shareholders and other stakeholders throughout the year and inform our Board about the issues that matter most to them. In 2024, our engagement efforts included obtaining feedback from institutional shareholders, retail shareholders, proxy advisory firms, consultants and investor relations professionals. Our outreach process is to have direct conversations with shareholders and stakeholders as well as quarterly earnings calls, investor conferences and our annual shareholder meeting. Our publications and communications with shareholders and stakeholders include our Annual Report, Proxy Statement, regular SEC filings, press releases and our corporate web site. Transparency and Informed Corporate Governance Enhancements. Our Board regularly reviews our corporate governance practices and policies, including our shareholder engagement practices, with an eye toward continual improvement. Shareholder input is shared with our Board, facilitating a dialogue that provides shareholders with insight into our corporate governance practices and informs them of our Company’s enhancement of those practices. In addition to considering shareholder sentiments, our Board reviews the voting results of our Annual Meetings, the corporate governance practices of our peers and other companies, and current trends in corporate governance. Outreach to Shareholders. We value the opinion of our shareholders and conduct an outreach program to many of our largest shareholders to encourage an open dialogue on executive compensation, corporate governance matters and other topics relevant to our business. As a result of these conversations, we continue to evaluate and update our compensation and corporate governance practices. Greater detail can be found later in this proxy statement, in the Compensation Discussion and Analysis section. Eagle Bancorp, Inc. 4 2025 Proxy Statement

Shareholder Communications If you wish to communicate with the Board of Directors or an individual director, you can (a) write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary, (b) email jcornett@eaglebankcorp.com, (c) call (301) 986-1800 or (d) go to https://ir.eaglebankcorp.com/corporate- profile/default.aspx and click “Contact Us” in the upper right hand corner. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to the ordinary course of conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. WRITE CALL EMAIL WEB Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, 3rd Floor Bethesda, Maryland 20814 (301) 986-1800 jcornett@eaglebankcorp.com https://ir.eaglebankcorp.com/ corporate-profile/default.aspx click “Contact Us” in the upper right hand corner Eagle Bancorp, Inc. 5 2025 Proxy Statement

Voting Securities and Principal Shareholders Ownership of Securities by Directors, Nominees and Officers The following table sets forth the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement ("named executive officers" or "NEO's"), and by its directors and all executive officers as a group, as of March 20, 2025. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock (time-vested only) are included in ownership amounts. Directors (10) Matthew D. Brockwell Director of Company and Bank 37,737 * Steven J. Freidkin Director of Company and Bank 39,899 * Theresa G. LaPlaca Director of Company and Bank 37,725 (2) * A. Leslie Ludwig Director of Company and Bank 51,205 (3) * Louis P. “Pete” Mathews Jr. Director of Company and Bank 7,157 * Norman R. Pozez Former Executive Chairman of Company and Bank, Director of Company and Bank 99,782 (4) * Kathy A. Raffa Director of Company and Bank 56,245 * Susan G. Riel Chair, President, Chief Executive Officer and Director of Company and Bank 361,933 (5) * James A. Soltesz Director of Company and Bank 55,543 * Benjamin M. Soto Director of Company and Bank 51,571 (6) * Other Named Executive Officers (4) Eric R. Newell Senior Executive Vice President, Chief Financial Officer of Company 29,489 * Evelyn K. Lee Executive Vice President of the Company, EVP & Chief C&I Lending Officer of the Bank 21,674 * Ryan A. Riel Senior Executive Vice President of Company, EVP & Chief Real Estate Lending Officer of Bank 39,524 * Janice L. Williams Executive Vice President of Company; SEVP, Chief Credit Officer of Bank 110,510 * Other Executive Officers (2 officers) 28,590 * All Directors and Executive Officers as a Group (16 persons) (7) 1,028,584 3.39% Name Position Shares Percent Ownership(1) *-less than five percent ownership. (1) Represents the percentage of 30,369,772 shares issued and outstanding as of March 20, 2025. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies. (2) Includes 100 shares held jointly with Ms. LaPlaca's spouse. (3) Includes 250 shares held by Ms. Ludwig's IRA and 5000 shares held in Trust. (4) Includes 26,164 shares held by Mr. Pozez’s IRA. (5) Includes 58,410 shares held jointly with Ms. Riel’s spouse and 19,735 shares held in Trust. (6) Includes 2,050 shares held jointly with Mr. Soto's spouse. (7) Includes shares owned by directors, director nominees and current executive officers. Eagle Bancorp, Inc. 6 2025 Proxy Statement

Beneficial Owners of More than 5% of the Common Stock of the Company

The entities listed in the table below were beneficial owners of 5% or more of the shares of the Company's Common Stock outstanding as of December 31, 2024, based on information filed with the SEC. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company's common stock.

Name	Address	Shares	Percent of Class
BlackRock, Inc.(1)	55 East 52nd Street, New York, NY 10055	4,411,168	14.61%
The Vanguard Group(2)	100 Vanguard Boulevard, Malvern, PA 19355	2,654,168	8.79%
State Street Corporation(3)	1 Congress Street, Suite 1, Boston, MA 02114	1,645,831	5.45%
Dimensional Fund Advisors(4)	6300 Bee Cave Rd, Building One, Austin, TX 78746	1,571,976	5.20%

(1) Based solely on Schedule 13G filed on January 23, 2024. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 4,332,673 of these shares, shared voting power with respect to none of these shares, sole dispositive power with respect to 4,378,503 of these shares and shared dispositive power with respect to none of these shares.

(2) Based solely on Schedule 13G/A filed on November 12, 2024. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to none of these shares, shared voting power with respect to 31,492 of these shares, sole dispositive power with respect to 2,595,996 of these shares and shared dispositive power with respect to 58,172 of these shares.

(3) Based solely on Schedule 13G filed on February 5, 2025. The Schedule 13G indicates that State Street Corporation has sole voting power with respect to none of these shares, shared voting power with respect to 191,759 of these shares, sole dispositive power with respect to none of these shares and shared dispositive power with respect to 1,645,831 of these shares.

(4) Based solely on Schedule 13G filed on January 23, 2025. The Schedule 13G indicates that Dimensional Fund Advisors has sole voting power with respect to 1,524,369 of these shares, shared voting power with respect to none of these shares, sole dispositive power with respect to 1,571,976 of these shares and shared dispositive power with respect to none of these shares.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years.

Eric R. Newell

Mr. Newell, 45, is Senior Executive Vice President and Chief Financial Officer of the Company. He joined the Company as an Executive Vice President in September 2023 and was promoted to Senior Executive Vice President, maintaining his responsibility for the Company's Finance function, in February 2025. Mr. Newell has direct reporting oversight of the Chief Financial Officer of EagleBank, the Chief Credit Officer, the Chief Risk Officer, and the Chief Marketing Officer. Prior to joining Eagle Bancorp, Inc., Mr. Newell was the Executive Vice President & Chief Financial Officer at Equity Bancshares (NYSE:EQBK) since April 2020, a $5.1 billion community bank headquartered in Wichita, Kansas. During that tenure, Mr. Newell led and oversaw the finance, information technology, and loan, deposit, and payment operations teams. Before Equity, Mr. Newell was the Chief Financial Officer of United Financial Bancorp, Inc (NASDAQ:UBNK), a $7.1 billion commercial bank based in Hartford, CT, from November 2013 until its sale to Peoples United Bank in October 2019. Earlier roles include AllianceBernstein L.P., Fitch Ratings, Inc, and the Federal Deposit Insurance Corporation. Mr. Newell earned his Certified Financial Analyst designation in 2009, a Masters of Science in Business Analytics from Northeastern University, and a Bachelor of Science in Business Administration with a concentration in Finance & Marketing also earned from Northeastern University in Boston, MA.

Eagle Bancorp, Inc. 7 2025 Proxy Statement

Ryan A. Riel Mr. Riel, 47, is Senior Executive Vice President and Chief Real Estate Lending Officer. He joined the Company in 2001 and was promoted to Senior Executive Vice President in February 2025. He has held many roles at the Bank including credit analyst, relationship manager, team leader and senior market executive. In addition to being responsible for Commercial Real Estate deposit and lending activities, Mr. Riel also oversees branch operations, small business lending, operations, and technology at the Bank. Mr. Riel is the Chairman of the EagleBank Foundation, and on the Board for George Mason University Center for Real Estate Entrepreneurship. He is a current Trustee for The Children’s Inn at NIH and previously served on the Board of Directors at the Inn for ten years. He earned a Bachelor’s Degree in Economics from West Virginia University. Kevin P. Geoghegan Mr. Geoghegan, 65, is Executive Vice President and Chief Credit Officer of the Bank and Executive Vice President of the Company. He joined the Bank and Company in September 2024 and is responsible for overseeing asset quality, risk management strategies relating to loan portfolios, credit policies and procedures, and all aspects of credit quality. With more than 30 years of experience, Mr. Geoghegan is an accomplished credit executive. Prior to joining the Bank, Mr. Geoghegan was the Chief Credit Officer and a member of the executive management team at First Midwest Bank and remained the Chief Credit Officer when First Midwest Bank merged into Old National Bank in 2022. Mr. Geoghegan has also held credit risk leadership positions at PNC Financial Services Group and National City Bank. Mr. Geoghegan holds a Master of Business Administration from University of Detroit. Evelyn K. Lee Ms. Lee, 46, is Executive Vice President and Chief Lending Officer – Commercial and Industrial (C&I) of the Bank, and Executive Vice President of the Company. She joined the Bank in September 2024 and is responsible for overseeing all lending production and portfolio management activities within the C&I Lending Division, a significant strategic growth area for EagleBank. Prior to her current role, Ms. Lee was EVP and regional president for Greater Washington & Maryland Region at Truist Financial Corporation. She assumed this position in December 2019, upon the closing of the merger of equals between BB&T Corporation and SunTrust Banks, Inc. In this role, Ms. Lee was the company’s senior leader in the market responsible for delivering the full complement of the company’s services to all clients in the area and directing the corporate and commercial businesses. Before Truist, Ms. Lee had been with SunTrust for 20 years and was Head of Senior Housing for the wholesale banking practice where she built and led a team of bankers who covered national clients in the senior living and skilled nursing sectors. Ms. Lee is currently a Board Member of Goodwill of Greater Washington, United Way of the National Capital Area, Ingenuity Prep, Metropolitan Police Foundation and JK Community Farms. Ms. Lee graduated magna cum laude from William & Mary. Paul Saltzman, Esquire Mr. Saltzman, 64, is Executive Vice President and Chief Legal Officer. He joined the Company in January 2020 as the Chief Legal Officer. He is responsible for the Ethics Office and all legal and litigation matters at the Bank. Mr. Saltzman was a Partner in the Banking and Financial Institutions Advisory Practice at White & Case and Vice Chairman at Deutsche Bank, where he initially helped lead capital stress testing and regulatory remediation and then led the payments and transaction banking business in the Americas region. Prior to that Mr. Saltzman was President of The Clearing House Association (now BPI), leading the banking industry’s lobbying efforts during the implementation of Dodd-Frank reforms, as well as serving as General Counsel of the affiliated Clearing House Payments Company, which owns and operates the nation’s payments infrastructure. He holds a B.A. from Clark University, Phi Beta Kappa, and a J.D. from Boston University School of Law. He has over 40 years of experience in the financial services industry. Janice L. Williams, Esquire Ms. Williams, 68, is Senior Executive Vice President and Chief Credit Officer of the Bank and Executive Vice President of the Company since February 2020, and formerly Executive Vice President – Chief Credit Officer of the Bank and Vice President of the Company, has served with the Company as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland. She has over 30 years of experience in the banking industry. Eagle Bancorp, Inc. 8 2025 Proxy Statement

Proposal 1: Election of Directors

The Board of Directors has nominated eight persons for election as directors at the 2025 Annual Meeting, for a term until the 2026 Annual Meeting of Shareholders or until their successors have been elected and qualified. All nominees currently serve as directors on our Board.

- Average age of independent directors: 61 years
- Independent directors: 88% of Board
- Board refreshment: 9 new directors in last eight years
- Directors identifying as women: 37.5%
- Directors identifying as racial and ethnic minorities: 13%

We are presenting for election by the shareholders the following eight nominees to our Board of Directors. We are proud of our Board members and the breadth of experience found in the group.

Name	Age	Director Since(1)	Independent	Principal Occupation	Current Committee Memberships	Prospective Committee Memberships(2)
Matthew D. Brockwell	63	2019	Yes	Chief Financial Officer of the University of Oklahoma	Governance & Nominating (Chair) and Audit	Audit (Chair), Governance & Nominating, and Technology Oversight
Steven J. Freidkin	41	2021	Yes	CEO and Founder of Ntiva	Technology Oversight (Chair) and Risk	Technology Oversight (Chair) and Audit
Theresa G. LaPlaca	65	2019	Yes	Founder & President – TLP Leadership Advisory Services	Risk (Chair) and Audit	Risk (Chair), Audit, and Asset Quality
A. Leslie Ludwig	63	2019	Yes	Co-founder – L&L Advisors	Compensation (Chair) and Risk	Compensation (Chair), Governance & Nominating, and Asset Quality
Louis P. "Pete" Mathews Jr.	68	2024	Yes	Retired Senior Executive Vice President of M&T Bank	Asset Quality	Governance and Nominating (Chair), Risk, and Asset Quality
Susan G. Riel	75	2017	No	Chair, President & CEO: Eagle Bancorp and EagleBank	Technology Oversight	Risk, Asset Quality, and Technology Oversight
James A. Soltesz	70	2019	Yes	CEO – Soltesz, Inc.	Compensation, Governance & Nominating and Risk	Compensation and Asset Quality
Benjamin M. Soto	56	2019	Yes	Principal of Premium Title and Escrow, LLC	Compensation and Technology Oversight	Asset Quality (Chair), Compensation, and Risk

(1) The following directors have each served as a member of the Board of Directors of the Bank concurrent with their service on the Company Board: Mr. Brockwell; Mr. Freidkin; Ms. LaPlaca; and Mr. Mathews. Ms. Ludwig has served as a member of the Bank Board

Eagle Bancorp, Inc. 9 2025 Proxy Statement

since 2017; Ms. Riel has served as a member of the Bank Board since 2018; Mr. Soltesz has served as a member of the Bank Board since 2007; and Mr. Soto has served as a member of the Bank Board since 2006. (2) At its March 18, 2025 meeting, the Governance and Nominating Committee recommended that the Board reconstitute the membership of its committees as described in this column. The Board will consider the Governance and Nominating Committee's recommendation at its next regularly scheduled meeting. Unless you vote AGAINST, or ABSTAIN with respect to, one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees. Each of the nominees for election as a director currently serves as a member of the Board of Directors of the Company and as a member of the Board of Directors of the Bank. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the person named as proxy. The rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the members of the Board be “independent directors.” The Governance & Nominating Committee has determined that each director and nominee for election as director, other than Ms. Riel, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board has also considered whether the members of the Audit, Compensation, and Governance & Nominating Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq Rules, and has determined that they are. Additionally, each of the persons who served on the Board of Directors during fiscal year 2024 was independent within the meaning of Rule 5605(a)(2), other than Mr. Pozez and Ms. Riel. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements that are disclosed under “Certain Relationships and Related Party Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.” As required under applicable Nasdaq listing standards, our independent directors meet in executive sessions at which only independent directors are present. Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank as it is the Company’s policy to have the same members on the boards of the Company and the Bank. Nominees for the Board of Directors Matthew D. Brockwell - (Former) SENIOR VICE PRESIDENT & CFO, THE UNIVERSITY OF OKLAHOMA Matthew Brockwell is the former Chief Financial Officer of the University of Oklahoma ("OU"), where, beginning in December 2021, he was responsible for all aspects of the University’s financial management as well as risk management, information technology, and human resources. Prior to his role at OU, Mr. Brockwell was a CPA and spent 21 years as a Financial Services Audit Partner with PricewaterhouseCoopers LLP ("PwC"). There he held leadership roles in PwC’s US Financial Services practice. He has over 36 years of experience working with financial services firms in the US and abroad. His practice included both SEC registered and privately held companies, as well as both foreign and US financial regulators. Mr. Brockwell obtained a B.A. from the University of Oklahoma, an MBA from the Columbia Graduate School of Business and attended the Stonier Graduate School of Banking. Steven J. Freidkin - CEO AND FOUNDER OF NTIVA, INC. Steven Freidkin has over 25 years of experience in the field of IT and is the CEO and founder of Ntiva, Inc., a full- service technology firm offering managed IT services and support, including cyber security services and advanced IT consulting. Founded in 2004, Ntiva now has over 450 employees who serve over 1,400 clients. Mr. Freidkin, an alumnus of the Robert H. Smith School of Business at the University of Maryland, has led Ntiva through two successful partnership transactions as well as more than a dozen acquisitions. Mr. Freidkin works with Ntiva clients to align their growth efforts with efficient, secure technology creating an environment for businesses to thrive. Mr. Freidkin's philanthropic work and charitable giving have all focused on helping people and their businesses. He is an active member on a multitude of boards and organizations including Young Presidents Organization (YPO), Capital Camps & Retreat Center and American Friends of the Hebrew University. Eagle Bancorp, Inc. 10 2025 Proxy Statement

Theresa G. LaPlaca - FOUNDER & PRESIDENT OF TLP LEADERSHIP ADVISORY SERVICES, LLC Theresa G. LaPlaca is a Leadership Coach for TLP Leadership Advisory Services, a firm she founded after her retirement as an Executive Vice President at Wells Fargo & Company. Prior to her retirement in 2019, she was the Executive Vice President and Head of the Conduct Risk Management Group and a member of the Management Committee at Wells Fargo. Prior to that she was the Chief Financial Officer of Wells Fargo’s Wealth and Investment Management businesses. Ms. LaPlaca previously served as the Chief Financial Officer for CitiStreets Retirement Services Division. She is a past member of the Queens University of Arts Advisory Board and previously served as a Board Director and Treasurer of the Nevins Foundation and the St. Anthony Foundation of Charlotte. Ms. LaPlaca obtained a Bachelors in Education from Shenandoah University. A. Leslie Ludwig - CO-FOUNDER OF L&L ADVISORS A. Leslie Ludwig is the co-founder of L&L Advisors, a commercial real estate consulting firm, and a retired Partner and Chairperson of the Management Committee at JBG Smith (formerly The JBG Companies), where she oversaw the Finance, Accounting, Human Resources, Investor Relations, Insurance and Marketing functions. In 2012, Ms. Ludwig started a women's initiative at The JBG Companies to lead diversity efforts for the company. Ms. Ludwig serves on the board of the Frostburg State University Foundation and was formerly a member of CREW (Commercial Real Estate Women), on the Investment Advisory Committee for the National Multifamily Housing Corporation, the Virginia Tech Real Estate Industry Advisory Board and the Advisory Board of CREW. Ms. Ludwig obtained a B.A. from Frostburg State University. Louis P. "Pete" Mathews Jr. - (Retired) SENIOR EXECUTIVE VICE PRESIDENT OF M&T BANK Pete Mathews is a former Senior Executive Vice President at M&T Bank. At the time of his retirement in 2022, he was the Senior Deputy Credit Officer overseeing the Commercial Credit teams supporting the bank’s Commercial Lending and Commercial Real Estate segments. Before that, he was the Deputy Credit Officer in charge of the Commercial Real Estate Credit group. He began his career over 45 years ago at First National Bank of Maryland in the Retail Branch Management Program. Thereafter he maintained various Relationship Manager and Team Leader roles within commercial and commercial real estate lending. At the time that First National Bank of Maryland (or Allfirst Bank, as it later came to be known) merged with M&T Bank in 2003, Mr. Mathews was in charge of the Commercial Real Estate Division. He ran the Mid-Atlantic CRE unit for M&T until becoming the bank’s Senior Real Estate Credit Officer in 2005. Mr. Matthews currently serves on the Board of Catholic Charities of Baltimore and chairs the Board of Healthy Neighborhoods, Inc. After over 20 years of service he retired last year as Treasurer and former Board Governance Chair for Business Volunteers Maryland. Mr. Mathews obtained a Bachelor of Arts in American History from Princeton University. Susan G. Riel - CHAIR, CHIEF EXECUTIVE OFFICER & PRESIDENT OF EAGLE BANCORP, INC. AND EAGLEBANK Ms. Riel is Chair, Chief Executive Officer and President of the Company and Bank. She is responsible for leading the Bank’s overall growth strategies and enhancing shareholder value. Prior to being named CEO in 2019, Ms. Riel was Senior Executive Vice President and Chief Operating Officer of the Bank, and Executive Vice President of the Company. Ms. Riel has been with the Company since 1998, and has been a member of the Company Board of Directors since 2017 and the Bank Board since 2018. Ms. Riel is a Corporate Advisory Council member for Children’s National and serves on the Innovation Committee for George Mason University. In addition, Ms. Riel is also a Board member of the EagleBank Foundation. James A. Soltesz - CHIEF EXECUTIVE OFFICER OF SOLTESZ, INC. James Soltesz has served as Chief Executive Officer of Soltesz, Inc., an engineering and consulting firm, since 2000. Mr Soltesz serves on the Board of Directors of the Montgomery County Economic Development Corporation. He formerly served on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and the Catholic Charities Foundation. Mr. Soltesz also chaired the Montgomery County Executive Business Advisory Board, and has served as a director of the Bank since 2007. Mr. Soltesz holds an M.B.A. from the University of Cincinnati, an M.S. in Civil Engineering from Georgia Institute of Technology and a B.S. in Civil Engineering from Purdue University. Eagle Bancorp, Inc. 11 2025 Proxy Statement

Benjamin M. Soto **-** PRINCIPAL OF PREMIUM TITLE & ESCROW, LLC

Benjamin Soto is a real estate transactions attorney and principal of Premium Title and Escrow, LLC, a Washington, D.C.-based full service title company providing commercial and residential real estate closings in DC, MD and VA. He is also the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, D.C. He is a former board member of the National Bar Association, and the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals. Mr. Soto is a Board Director of the DC Chamber of Commerce, the DC Public Education Fund and the National Foundation for Affordable Housing Solutions. Mr. Soto has served as a Director of the Bank since 2006. Mr. Soto earned a B.S. in Finance & Administration from the American University and a JD from the Washington College of Law.

Board Demographics

In February 2023, the SEC approved the NASDAQ's new Listing Rule 5606 (the "Board Diversity Disclosure Rule"), which requires each Nasdaq-listed company, subject to certain exceptions, to provide statistical information about the company's board of directors, in a uniform format, related to each director's self-identified gender, race, and self-identification as LGBTQ+. The SEC's approval of the Board Diversity Disclosure Rule has been vacated by a federal court, meaning NASDAQ-listed companies are no longer required to comply with the rule.

Director Skills and Qualifications

Experience	Other Public Company	Leadership	Accounting / Finance	Designated Audit Committee Financial Expert	Mergers & Acquisitions	Commercial Real Estate	Compen-sation	Risk Manage-ment	Info. Tech.
Matthew D. Brockwell		✓	✓	✓	✓			✓	
Steven J. Freidkin		✓			✓			✓	✓
Theresa G. LaPlaca	✓	✓	✓		✓			✓	
A. Leslie Ludwig		✓	✓			✓	✓	✓	
Louis P. Mathews Jr.	✓	✓			✓	✓		✓	
Susan G. Riel	✓	✓			✓		✓	✓	
James A. Soltesz		✓				✓	✓		
Benjamin M. Soto		✓	✓		✓	✓	✓		✓

Board Leadership Structure

The Company structures its Board leadership consistent with the best interests of the Company and its shareholders, and consistent with a culture of corporate trust, integrity, confidence, and overall transparency. The composition of the Bancorp and the Bank Boards of Directors, two separate governance structures, are identical.

Chair **-** As Chair, Ms. Riel has significant core responsibilities including:

- Chairs Board meetings
- Chairs the Annual Meeting of Shareholders
- Guides discussions at Board meetings and encourages director participation and input

Eagle Bancorp, Inc. 12 2025 Proxy Statement

• Engages with directors between Board meetings to further identify items for consideration • Sets Board meeting schedules and agendas in consultation with the Chief Legal Officer ("CLO") and Corporate Secretary • Meets frequently with clients and shareholders and communicates necessary feedback to the Board and management Lead Independent Director - In order to ensure independent oversight at the highest levels, the Board of Directors appointed a Lead Independent Director. This role has been held by James A. Soltesz since 2021. The responsibilities of the Lead Independent Director include: • Serve as an independent sounding board on the development and presentation of significant issues, plans and strategies for Board consideration with the Chair • Preside at all meetings of the Board at which the Chair is not present • Preside at all meetings and executive sessions of independent directors • Develop and approve meeting agendas and approve materials for meetings of independent directors • As needed, serve as a conduit of views, concerns and issues between the Chair and the independent directors • Be available for consultation and direct communication upon the reasonable request of major shareholders • Perform such other duties as the Board may from time to time delegate or assign to assist the Board in the fulfillment of its responsibilities Board Committees - The board maintains five standing committees at the Company level in connection with the discharge of its duties. These committees and the Committee Chairs are as follows: Name Committee Chair Louis P. Mathews Jr. Governance & Nominating Steven Freidkin Technology Oversight Theresa G. LaPlaca Risk Leslie Ludwig Compensation Matthew D. Brockwell Audit The Company will continue to evaluate its structure and practices to maintain the highest standards of corporate governance. Board and Committee Oversight of Risk One of the many duties of the Board is to oversee the Company’s risk management policies and practices to ensure that the appropriate risk management systems are designed and operate effectively throughout the Company. The Company faces a broad array of risks, including but not limited to credit, interest rate/market, liquidity, operational, technology, compliance/regulatory, legal, human capital, reputational and strategic risks. The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These Directors, working through several chartered committees of the Company Board, including the Risk Committee, with the assistance of chartered management committees, review and approve critical policies of the Company and Bank. The Boards of Directors regularly review reports from the Board and management committees of the Company and Bank. The Board exercises its role of risk oversight in a variety of ways, including the following: Eagle Bancorp, Inc. 13 2025 Proxy Statement

Board of Directors • Monitors overall corporate performance, including financial results, the integrity of financial and other controls, and the effectiveness of the Company’s legal, credit, compliance and enterprise risk management programs, risk governance practices, and risk mitigation efforts. • Oversees management’s implementation and utilization of appropriate risk management policies and systems at all levels of the Company. • Reviews risks in the context of the Company’s annual strategic planning and the annual budget review. • Receives reports from management on, and routinely considers, critical risk topics, including: operational, financial, regulatory, strategic, security, human capital, legal, reputational, and technology/cybersecurity, as well as emerging risks that might affect the Company. Audit Committee • Assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of the Company’s compliance with legal and regulatory requirements, disclosure controls, policies and programs. • Oversees qualifications, performance and independence of our Company's independent registered public accounting firm. • Oversees performance of the Company's Internal Audit function and the Chief Audit Executive, and reviews reports from the Chief Audit Executive. • Reviews Quarterly Financial Statements and approves Annual Reporting to the SEC on Form 10-K and Quarterly Reporting to the SEC on Form 10-Q. • Monitors compliance with the Code of Business Conduct and Ethics and Related Party Transactions Policy. • Reports its discussions to the Board for consideration and action when appropriate. Compensation Committee • Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s compensation programs and practices. • Reviews the design and goals of the Company’s compensation programs and practices in the context of possible risks to the Company’s financial and reputational well-being. • Determines compensation (cash and non-cash) of non-employee directors. • Reviews the Company’s strategies and supporting processes of management succession planning, leadership development, and executive retention. • Reviews, discusses and recommends for inclusion in the Company’s proxy statement, the Compensation Disclosure and Analysis and the Compensation Committee Report. • Approves all incentive programs, including Senior Executive Incentive Plan (“SEIP”), Long Term Incentive Plan (“LTIP”), and Executive Officer compensation and benefits. • Approves compensation and benefits for Related Parties and employee with the title of executive vice president and above. • Reports its discussions to the Board for consideration and action when appropriate. Governance & Nominating Committee • Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance structures and processes. • Conducts periodic evaluations of the Company’s governance practices and Board performance. • Reviews shareholder proposals submitted to the Company. • Identifies qualified Board members and evaluates performance of the Directors. • Reports its discussions to the Board for consideration and action when appropriate. Board or Committee Risk Oversight Eagle Bancorp, Inc. 14 2025 Proxy Statement

Risk Committee • Assists the Board by providing oversight of the Company’s risk governance framework and risk functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major risks of the Company. • Promotes a robust and effective risk culture, facilitates Board-level oversight of risk-related issues, and serves as a resource to management by overseeing major risks across the Company and enhancing management’s and the Board’s understanding of the Company’s overall risk appetite and risk management activities and effectiveness. • Monitors emerging risks that might affect the Company and proposes action plans to the Board as deemed necessary. • Periodically reviews and monitors the quality of the loan portfolio and adequacy of the allowance for credit losses. • Reviews and recommends approval of the Bank’s loan policies to the full Board of Directors. • Approves and recommends to the Board for approval loans within acceptable risk tolerances which can be lawfully made to executive officers, directors, their spouses or related interests. • Makes recommendations to the Board, including those with regard to the overall risk profile and capital of the Company. • Reports its discussions to the Board for consideration and action when appropriate. Technology Oversight Committee • Assists the Board by providing heightened oversight of the Company’s information technology (“IT”) risk governance framework and IT functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major IT risks of the Company. • Assesses whether the Company's cyber and technology programs effectively support the Company's business objectives and strategies. • Monitors technology trends that may affect the Company's strategic plans. • Receives reports from management concerning technology operations, including software development performance projects, technical operations performance, technology architecture, data security, and significant technology projects. • Approves policies related to technology issues at the Company. Board or Committee Risk Oversight The Board of Directors has adopted written charters of the Audit, Compensation, Governance & Nominating, Risk, and Technology Oversight Committees. Copies of the Committees’ charters can be found at https:// ir.eaglebankcorp.com/corporate-overview/documents/default.aspx. 2024 Meetings, Committees, and Procedures of the Board of Directors Our Board of Directors met fifteen (15) times during 2024. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and all committees on which such member served during 2024 or any portion thereof. Eagle Bancorp, Inc. 15 2025 Proxy Statement

The Board of Directors of the Company has standing committees for Audit, Compensation, Governance & Nominating, Risk, and Technology Oversight. The following table sets forth the membership of these committees throughout 2024, and meeting information for each of these committees during the fiscal year ended December 31, 2024.

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee	Risk Committee	Technology Oversight Committee
Matthew D. Brockwell	X		C		
Steven J. Freidkin				X	C
Theresa G. LaPlaca	X			C	
A. Leslie Ludwig		C		X	
Norman R. Pozez					X
Kathy A. Raffa	C		X		
Susan G. Riel					X
James A. Soltesz		X	X	X	
Benjamin M. Soto		X			X
Number of Meetings in 2024	11	4	2	4	8

C: Denotes Chair of Committee.

Audit Committee

The Audit Committee is responsible for the selection, review and oversight of the Company's independent registered public accounting firm (occasionally referred to as the "independent accountants"), the approval of all audit, review and attestation services provided by the independent accountants, the integrity of the Company's financial reporting and disclosure practices and evaluation of the Company's internal controls and internal control function and accounting procedures, including review and approval of quarterly and annual filings with the SEC on Forms 10-Q and 10-K and internal audit department plans and reports. It also reviews audit reports with the Company's independent accountants. Each member of the Audit Committee is independent, as determined under the definition of independence adopted by Nasdaq for audit committee members in Rule 5605(c)(2)(A). The Board of Directors has determined that Mr. Brockwell is an "audit committee financial expert" as defined under SEC regulations.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a "de minimis" exception is met. To qualify for the "de minimis" exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the commencement of the non-audit services.

Compensation Committee

The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers, and for establishing compensation philosophy. Each member of the Compensation Committee is independent, as determined under the definition of independence adopted by Nasdaq for compensation committee members in Rule 5605(d)(2)(A). The Compensation Committee reviews and approves the Company's strategies and supporting processes of management succession planning, leadership development, and executive retention.

During 2024, the Compensation Committee retained and worked with Aon Human Capital Solutions (formerly known as McLagan), a division of Aon PLC ("Aon") to provide independent executive compensation advice and market compensation information.

Eagle Bancorp, Inc. 16 2025 Proxy Statement

Governance & Nominating Committee The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of director candidates for nomination for election by the shareholders and the performance evaluation of sitting directors. The Governance & Nominating Committee consists of three members of the Board of Directors who are independent directors within the meaning of Nasdaq Rule 5605(a)(2). In general, when the Board determines that expansion or reduction of the Board or replacement of a director is necessary or appropriate, the Governance & Nominating Committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and other means, a candidate’s honesty, integrity, commitment to community banking, judgment, personality and thinking style, willingness to invest in the Company, market knowledge, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee will review any special expertise, including, for example, expertise that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, expertise in technology, cybersecurity and risk management or other relevant business experience. To date, the Company has not paid any fee to any third party to identify, evaluate, or assist it in identifying or evaluating, potential director candidates. The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, and on the same basis as candidates proposed by the Governance & Nominating Committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should follow the process outlined in the Company's bylaws, which includes sending a letter to the Company’s Corporate Secretary not later than ninety (90) days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors to the Board were mailed to the shareholders. In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company, as well as business development opportunities. Formal peer evaluations of the Board and directors are conducted periodically. Risk Committee The Risk Committee assists the Board of Directors by providing oversight of the Company’s risk corporate governance framework and risk functions, including the risk and control assessments, strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor and manage major risks of the Company including, but not limited to credit, interest rate/market, liquidity, operational, information technology, compliance/regulatory, legal, reputational, human capital management and strategic risks. The Company accepts a certain degree of inherent risk with each business decision it makes. The Board takes risk management and its oversight responsibilities very seriously and has established the Risk Committee to provide more focused oversight of risk exposure and risk management activities. The Board and the Risk Committee recognize that risk management does not eliminate risk, but seeks to achieve an appropriate balance between risk and return. Recognizing the risk inherent in the Company’s business and managing those risks within the Company’s risk appetite and capital position is critical for optimizing shareholder value and ensuring the safe and sound operation of the Company. The oversight of the Company’s risk relative to the established risk appetite and capital position is the Risk Committee’s primary role. The Company, led by the Risk Committee, instills a culture of risk management throughout the organization by integrating top-down direction and corporate governance with bottom-up business line commitment and accountability. Executive officers and other key management executives meet at least quarterly to review and discuss risk management. Management committees, comprised of senior management, seek to identify and address issues to ensure that risks and remediation of such risks are carefully considered. The Risk Committee assists the Board in the Board's responsibilities regarding strategic decisions with respect to lending policies and the loan portfolio in accordance with and in furtherance of the Strategic Plan of the Bank, and to periodically review and monitor the quality of the loan portfolio and adequacy of the allowance for credit losses and to provide updates to the Board. In order to assist the Risk Committee and the Board in providing oversight of Management's responsibilities related to asset quality and credit risk management, the Risk Committee maintains an Asset Quality Sub-Committee ("AQC"). The AQC is advisory in nature and is not authorized to take any action on any matter that comes before it. The AQC reviews the trends, metrics and changes in all loan categories as compared to the prior meeting, which occurs no less than quarterly. The Risk Committee retains full jurisdiction and authority over Eagle Bancorp, Inc. 17 2025 Proxy Statement all matters coming before the AQC, which is responsible for briefing the full Risk Committee and bringing to its attention matters requiring heightened oversight and potential action. The Chief Risk Officer chairs the Enterprise Risk Management Committee, monitors risk management activities and regularly reports the Company’s risk exposure to the Risk Committee. Technology Oversight Committee The Information Technology Oversight Committee (the “TOC”) assists the Board of Directors by supporting the Board's oversight of the Company’s information technology (“IT”) risk governance framework and IT functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major IT risks of the Company. The TOC is intended to promote a robust and effective IT operational infrastructure and information security environment and culture and to facilitate Board-level oversight of IT risk-related issues. The TOC is also intended to serve as a resource to management by helping to identify and oversee major IT risks across the entire Company. Additionally, the TOC is focused on enhancing management’s and the Board’s understanding of the Company’s overall IT operating and infrastructure environment, IT risk appetite and IT risk management activities and effectiveness, including but not limited to overseeing management’s design and operation of effective IT controls. At its discretion, the Committee may make recommendations to the Board, including those with regard to the overall IT risk profile of the Company. Compensation Committee Interlocks and Insider Participation No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability, or other unfavorable features, and for transactions described under “Director Compensation” and “Certain Relationships and Related Party Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party. Director Attendance at the Annual Meeting The Board of Directors believes it is important for all directors to attend the Annual Meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend because of personal or family illness or pressing matters. In May 2024, seven of the eight directors up for reelection participated in the 2024 Annual Meeting of Shareholders, while one director joined the Board following the meeting. Eagle Bancorp, Inc. 18 2025 Proxy Statement

Director Compensation

The following table sets forth information regarding the fee rate schedule approved for the non-employee directors of the Company in 2024. Members of the Board of Directors who are employees of the Company or Bank do not receive additional cash compensation for service on the Board of Directors.

Retainers	
Annual Cash Retainer – Company and Bank	$45,000
Annual Committee Chair Retainers:	
• Audit	$50,000
• Compensation	$45,000
• Governance & Nominating	$25,000
• Technology Oversight Committee	$25,000
• Risk Committee	$45,000
Annual Lead Independent Director Retainer	$65,000

Non-employee directors also receive an annual award of restricted stock. The 2024 awards vest on the first anniversary date of grant and must be held for an additional two-year holding period following such vesting. In addition, the unvested portion of the 2024 restricted stock awards will generally accelerate in full upon the death or disability of the non-employee director or the occurrence of a change in control, in each case while the non-employee director remains in service.

The following table sets forth the actual amounts of compensation paid to each non-employee director for service as a member of the Board of Directors of the Company in 2024.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compen-sation(4)	Total
Matthew D. Brockwell	$ 77,500	$ 196,950	$ —	$ —	$ 274,450
Steven Freidkin	$ 83,500	$ 196,950	$ —	$ —	$ 280,450
Louis P Mathews Jr.(1)	$ —	$ —	$ —	$ —	$ —
Theresa G LaPlaca	$ 103,500	$ 196,950	$ —	$ 3,103	$ 303,553
A. Leslie Ludwig	$ 97,500	$ 196,950	$ —	$ —	$ 294,450
Kathy Raffa	$ 102,500	$ 196,950	$ —	$ 3,103	$ 302,553
James A Soltesz	$ 120,500	$ 196,950	$ —	$ 2,858	$ 320,308
Benjamin M. Soto	$ 51,000	$ 196,950	$ —	$ 1,433	$ 249,383

(1) Mr. Mathews was appointed as an independent member of the Board effective July 26, 2024. Fees for the second half of 2024 will be paid in 2025 in the amount of $22,500.

(2) Represents the grant date fair value of shares of restricted stock awarded during 2024. At December 31, 2024, there were no other outstanding stock awards held by non-employee directors. Grant date fair value is calculated based on the fair value of the award determined under ASC 718. See Note 16 – Stock-Based Compensation in our 2024 Form 10-K.

(3) At December 31, 2024, there were no outstanding option awards, vested or unvested, held by non-employee directors.

(4) Represents premiums on long-term care insurance provided to non-employee directors.

Eagle Bancorp, Inc. 19 2025 Proxy Statement

The table below discloses shares awarded in February 2024 and the aggregate number of unvested stock awards, including the February 2024 awards, as of December 31, 2024:

Name	Stock Awards in Shares	Unvested Shares in Restricted Stock
Matthew D. Brockwell	9,892	15,835
Steven Freidkin	9,892	14,999
Louis P Mathews Jr.	—	—
Theresa G LaPlaca	9,892	15,835
A. Leslie Ludwig	9,892	15,835
Kathy Raffa	9,892	15,835
James A Soltesz	9,892	15,835
Benjamin M. Soto	9,892	15,835

Other Compensation for Directors

Other than the cash retainers, equity awards and long term care insurance described above (all other compensation), the Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis *("CD&A")* provides information about the 2024 compensation for our named executive officers ("NEOs") who are listed in the table below.

Named Executive Officer	Title
Susan G. Riel	Chair, Chief Executive Officer, and President of Company and Bank
Norman R. Pozez[(1)]	Director of Company and Bank (former Executive Chairman of Company and Bank)
Eric R. Newell	Executive Vice President and Chief Financial Officer of Eagle Bancorp
Evelyn Lee	Executive Vice President and Chief C&I Lending Officer
Ryan A. Riel	Executive Vice President and Chief Real Estate Lending Officer of EagleBank
Janice L. Williams[(2)]	Senior Executive Vice President and Chief Credit Officer

(1) On February 5, 2025, Mr. Pozez notified the Board of Directors of the Company that he will not stand for re-election as a director of the Company and of the Bank at the end of his term, which expires at the Company's Annual Meeting.

(2) The Company has announced that Ms. Williams will retire from the Bank, effective June 30, 2025.

This CD&A describes our executive compensation program for 2024 for our named executive officers. It also describes how the Compensation Committee (the "Compensation Committee") arrived at the compensation decisions for our named executive officers and discusses key factors that the Compensation Committee considered in determining their compensation.

As Executive Chairman for all of 2024, Mr. Pozez was an executive officer of the Company, although not an employee of the Company or the Bank. His compensation for 2024 was paid in accordance with the terms of the Amended and Restated Chairman Compensation Agreement (the "Chairman Compensation Agreement") approved by the Board. Mr. Pozez's compensation arrangements differ from the rest of the named executive officers, and are described in "Employment and Non-Compete Arrangements" starting on page 33. In recent years, Mr. Pozez received an annual bonus paid in cash; however for 2023 performance, the Committee shifted the award type from cash to equity and awarded stock in February 2024 using a mix of time- and performance-vested awards. The award emphasized performance-vested stock units, with 60% of the total award contingent on future performance on the same basis as

Eagle Bancorp, Inc. 20 2025 Proxy Statement

the broader executive team. The equity award value was consistent with the value of the cash bonus paid to Mr. Pozez for 2022. All references to compensation arrangements in place for our named executive officers throughout the other sections of the CD&A exclude Mr. Pozez. Executive Summary 21 2024 Shareholder Engagement 22 Compensation Philosophy & Best Practices 24 2024 Program Elements and Pay Decisions 29 Executive Compensation Process 35 Other Compensation Policies 37 Risk Assessment of Incentive Programs 38 Section Reference Executive Summary 2024 Financial Results and Operating Highlights The Company continued to differentiate itself through its "Relationships FIRST" cultural attributes in 2024, exhibiting responsiveness to our customers, team members and communities during a turbulent banking operating environment while continuing to exhibit profitability. Looking back on 2024, we made significant progress toward building a foundation for sustainable growth. We strengthened our C&I team to deepen relationships and grow deposits and fee income, key components of our profitability strategy. As we look ahead, our geographic presence in the DMV, our role as a top local commercial lender, and our deeply rooted Relationships FIRST values create a strong competitive advantage. These qualities enable us to adapt to change and deliver solutions that build trust and long-term value for our clients. See "Use of Non-GAAP Financial Measures" in the Appendix below for a reconciliation of GAAP to non- GAAP financial measures. Some of our notable results are summarized below: • For the year ended December 31, 2024, the Company had a net loss of $47.0 million, which was a loss of $1.56 per fully diluted share. The Company experienced a net loss on a GAAP basis due to a $104.2 million impairment charge in the value of goodwill. Excluding the goodwill impairment, the Company had operating net income, a non-GAAP measure, of $57.1 million, which was 1.89 per fully diluted share. • For 2024, return on average assets ("ROAA") was (0.38)% and the efficiency ratio was 89.0%. Total dividends declared in 2024 were $1.07 per share. Operating ROAA, a non-GAAP measure that excludes the goodwill impairment, the ROAA was 0.46% and the operating efficiency ratio, a non-GAAP measure, was 55.23%. • Through 2024, loans declined by $33.8 million or 0.4%. • The Company improved year-over-year deposits to a $323 million increase at December 31, 2024. • At year-end 2024, the allowance for credit losses as a percentage of total loans increased to 1.44% from 1.08% the prior year. Non-performing assets-to-assets was 1.90%, up from 0.57% the prior year-end and net charge-offs for the year were 0.48%, up from 0.01% the prior year. • The Company focused on enhancement of its digital capabilities for deposit gathering in 2024 as part of its overall strategy to improve and diversify the funding profile of the balance sheet and adding deposit channel diversification. In furtherance of this projected multi-year effort, we expect to enhance our treasury management products and services targeted toward our commercial customers, leverage our branch footprint for sales activities and focus on growing small business and consumer deposits. While Management initiated its effort, the Company was able to reduce its use of brokered funding and reduce uninsured deposits. It is expected these efforts will reduce the cost of interest bearing deposits, will grow our relative use of non-interest bearing deposits, and grow net interest income and total earnings. Eagle Bancorp, Inc. 21 2025 Proxy Statement

• At December 31, 2024, book value was $40.60 per share and, after excluding intangible assets of $0.01 per share, tangible book value per share, a non-GAAP measure, was $40.59. 2024 Executive Compensation Highlights In 2024, the Compensation Committee worked diligently with management to make prudent decisions with regards to our executive compensation throughout the year. Notable executive pay outcomes and key decisions include: • Base salary increases for our NEOs ranged from 1% to 5% based on experience, performance and contribution of the individual executive. • Our adjusted net income, a non-GAAP measure, for 2024 was less than 85% of target, which did not meet the threshold performance level under the SEIP. As a result, we did not award annual incentives under the plan. No adjustments were made to annual incentive metrics, nor were discretionary bonuses paid. This reinforces our pay-for-performance philosophy. • LTI awarded in 2024 shifted from a 50%-50% mix of performance based and time vested shares to a 60%-40% mix to reinforce our pay-for-performance philosophy. Performance based shares are subject to rigorous performance goals, requiring that we perform at the 50th percentile for the threshold level of payout and at the 62.5th percentile for target. • Our 2022 PRSUs paid out at 0% of target based on our Return on Average Assets compared to the KBW Nasdaq Regional Banking Index ("KRX"). Our TSR during the performance period was below threshold rank compared to KRX and that metric did not pay out. • CEO pay has declined since 2022, primarily driven by the lack of payout on our SEIP for 2023 and 2024 performance years. Advisory Vote on Executive Compensation (Say-on-Pay) At our 2024 Annual Meeting of Shareholders, the non-binding, advisory proposal to approve the compensation of our NEOs received support from 94% of the shares having voting power and present at the meeting compared to 57% in 2023. The Compensation Committee pays careful attention to the advisory vote results and feedback received by stockholders regarding executive compensation. As the Compensation Committee evaluated our compensation practices for fiscal 2024, it was mindful of the advisory vote outcome and the increased level of shareholder support. The Compensation Committee viewed these results as evidence that shareholders are supportive of the changes to our executive compensation policies and practices. Shareholder Engagement Process and Results On an ongoing basis, we continue to engage with our shareholders to gather feedback regarding our executive compensation program, our corporate governance practices, and related matters. A formalized process to solicit feedback from our top shareholders is expected to commence in 2025. Compensation Philosophy & Best Practices We design our executive compensation program to be driven by performance, rewarding our executives for creating value for shareholders and representing sound corporate governance principles. The following sets forth the best practices that we adhere to in designing and determining our executive compensation. Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following: • Maintain a compensation program that is equitable in a competitive marketplace • Provide compensation opportunities that provide the ability to vary pay in-line with performance • Encourage achievement of long-term strategic objectives and enhancement of shareholder value • Recognize and reward individual initiative and achievements Eagle Bancorp, Inc. 22 2025 Proxy Statement

• Maintain an appropriate balance between base salary and short and long term incentive opportunities • Allow the Company to compete for, retain and motivate talented executives critical to its success The Compensation Committee seeks to target executive total compensation commensurate with the performance of the Company taking into consideration the performance of our proxy peers and individual performance. Our goal is to provide pay for performance through annual and long-term incentives that reward a combination of strategic and financial achievements as well as our performance relative to industry peers. The Compensation Committee annually considers the Company’s performance when setting pay. Goals for specific components include: Base Salary and merit increases Helps attract and retain executives through market- competitive base pay. Reflects individual experience, performance and contribution of each executive. Merit salary increases are linked to individual performance and other factors. Fixed Short Term Annual Cash - Senior Executive Incentive Plan (SEIP) Encourages achievement of short term strategic and financial performance metrics that create long term shareholder value. Based on achievement of short term, predefined corporate performance objectives. Performance- Based Short Term Long Term Incentive Plan (LTIP) - Time Vested Restricted Shares Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance; and the time-based vesting criteria create a retention incentive through multi-year vesting. Represents 40% of total LTIP award beginning in 2024. Amount is determined by the Compensation Committee based on Company and individual performance, among other factors. An NEO must generally be employed on the date of vesting and be in good standing for the measurement period. Fixed Long Term Long Term Incentive Plan (LTIP) - Performance Restricted Stock Units Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance; and the performance-based vesting criteria create a retention incentive through multi-year vesting. Represents 60% of total LTIP award. The performance portion of the award granted in 2025 is contingent on Company performance with vesting at the end of 3 years. 50% of performance criteria is weighted to relative total stock return and 50% is weighted to relative adjusted earnings per share growth. Performance- Based Long Term Compensation Element Purpose Link to Performance Fixed/ Performance- Based Short/ Long Term The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with our financial results. The Compensation Committee believes the Company’s current executive team is of very high caliber and contributes significantly to the Company’s strength and performance. Rewarding, motivating and retaining a strong executive team are critical to the continued success of the Company. We believe the effectiveness of our compensation program is dependent upon our pay practices corresponding to our compensation philosophy. The table below illustrates this strong relationship and further underscores our commitment to maintaining an executive compensation program that is consistent with best practice. Eagle Bancorp, Inc. 23 2025 Proxy Statement

Compensation philosophy We believe our compensation philosophy promotes a best practice approach to compensation, including: (i) tying pay to performance and aligning with shareholder interests; (ii) attracting, retaining, and properly motivating top talent; (iii) integrating risk with compensation; (iv) maintaining strong corporate governance; and (v) transparency. Hedging/pledging policy Executive officers are prohibited from any hedging of our shares, unvested restricted stock, or unexercised options, including through short sales. Executive officers are prohibited from pledging more than 50% of their shares as collateral and such pledged shares cannot represent more than 25% of such executive’s net worth. Pay at risk The majority of NEO compensation is “at-risk” and contingent on achievement of business goals that are integrally linked to shareholder value and safety and soundness. Clawback policy The Company's clawback policy generally provides for the recoupment of erroneously awarded incentive-based compensation received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including our NEOs, during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement. Use of variable compensation in deferred equity Significant portions of NEO variable compensation is in deferred Company common stock for 2024; 40% of which is time-based restricted stock vesting over a 3-year period and 60% of which is performance-based restricted stock units ("PRSUs") vested at the end of a 3-year period. Value of equity at vesting is based on stock price at that time (in addition to achievement of pre-established goals for PRSUs). Appropriate Peer Group Selection To make informed decisions on pay levels and pay practices, we compare ourselves against a peer group of similarly situated banks. We believe external market data is an important component of maintaining pay practices that will attract and retain top talent. Risk events impact pay In making pay decisions, we consider material risk and control issues, and make adjustments to compensation, if appropriate. Responsible use of equity We manage our equity award program responsibly, using only approximately 1.21% of weighted average diluted shares in 2024. Share ownership guidelines Executive officers, including NEOs, are expected to own a minimum of shares of our common stock with a value equal to twice their base salary, and our CEO is expected to own a minimum number of shares with a value equal to three times his/her base salary. Shareholder outreach We periodically solicit feedback from our top shareholders on our compensation and corporate governance programs and practices. The Compensation Committee considers this feedback when making compensation decisions. Strong Alignment with Shareholders (What We Do) Strong Alignment with Shareholders (What We Don't Do) No guaranteed bonuses - incentive compensation may be reduced to zero if financial metrics are not met No highly leveraged incentive plans that encourage excessive risk taking No uncapped incentive award payouts No repricing of options or SARs without prior shareholder approval No excise tax gross ups Eagle Bancorp, Inc. 24 2025 Proxy Statement

2024 Program Elements and Pay Decisions We compensate our named executive officers through a mix of: • base salary; • performance-based annual cash incentives; • long-term incentive compensation (awarded in the form of Restricted Stock Awards with three-year ratable vesting periods and Performance Share Units with three-year cliff vesting periods); and • other benefits, which include certain perquisites. We believe the current mix and value of these compensation elements provide our NEOs with a total annual target compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and each NEO's particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements as well as periodic shareholder feedback. We intend for our compensation program to be performance- based, where the opportunity to earn higher compensation (via our short- and long-term incentive plans) is provided if performance warrants. As illustrated below, the majority of our CEO's and NEOs' total direct compensation opportunity is variable ("at-risk"). The visuals below depict the mix of total target direct compensation (salary, target annual incentives, restricted stock awards and performance share units at grant date fair value (based on target performance for performance share units) set for our CEO and other NEOs for 2024. Base Salaries The base salaries of our NEOs are reviewed and set annually by the Compensation Committee. In establishing base salaries for our NEOs, the Compensation Committee has relied on external market data obtained from outside sources including banking industry trade groups and peer group compensation data developed by our independent compensation consultant. In addition to considering information obtained from such sources, the Compensation Committee also takes into account the experience, performance and contribution of the NEO. These increases were generally consistent with the merit increases provided to employees more broadly in the Company for 2024. Named Executive Officer 12/31/2023 Base Salary 12/31/2024 Base Salary 2024 % Change Susan G. Riel $907,360 $952,728 5% Eric R. Newell(1) $476,907 $482,868 1% Evelyn Lee(2) N/A $451,907 —% Ryan A. Riel $406,725 $427,061 5% Janice L. Williams $551,772 $573,843 4% (1) Mr. Newell's joined the Company on September 25, 2023. His 2023 base salary is annualized for this comparison. (2) Ms. Lee joined the Company on September 19, 2024. Her 2024 base salary is annualized for this comparison. Eagle Bancorp, Inc. 25 2025 Proxy Statement

Senior Executive Incentive Plan ("SEIP")

The Senior Executive Incentive Plan ("SEIP") was established to reward our executives for achieving or exceeding predefined Company performance goals. Under the SEIP, an executive is eligible to earn a cash award based on achievement of Company objectives. This design serves to place a significant portion of each NEOs compensation "at risk." The Compensation Committee utilizes a formulaic approach under the SEIP, including caps on individual metrics, while reserving discretion to adjust final payouts as it deems appropriate.

The SEIP aligns executive pay with performance, drives the Company's strategic goals, and rewards superior financial results. The SEIP is designed to achieve the following goals and objectives:

- recognize and reward achievement of the Company's annual business goals critical to driving our long-term strategy;
- motivate and reward superior performance;
- attract and retain talent needed for the Company's success;
- to be competitive with the market;
- encourage teamwork and collaboration through shared goals; and
- promote sound risk management strategies

Funding of the SEIP

Funding of the SEIP is based on the budget for net income approved by the Board, with performance below budgeted goals designed to result in reduced pay. For 2024, the Committee established that adjusted net income had to achieve 85% of the net income target for the NEOs to qualify for a SEIP payout for the year.

$s in millions	Net Income 2024	Percent of Target
Target net income	$102.6	—
Reported net income(1)	$(47.0)	(45.8)%

(1) Operating net income, a non-GAAP measure, was $57.1 million for 2024.

Performance metrics - Weighting and Selection Rationale

Performance metrics for 2024 were changed to reflect an increased emphasis on deposit growth. Weights were varied by executive officer based upon their respective area of responsibility and ability to directly influence results. The following table shows the weightings for 2024, the rational for selecting each metric and the range of weightings for executive officers.

The Committee did not consider performance of those metrics for purposes of the SEIP since the SEIP net income requirement for funding was not met.

Performance Metric	CEO 2024 Weighting	Other NEO 2024 Weighting(1)	Rationale for Selection
Adjusted Income	30%	15-25%	Adjusted Income was selected as it is a primary driver of shareholder value
Average Loan Growth (excl. HFS)	15%	15-30%	Average loans was selected as interest income from loans is the largest component of revenue.
Average Core Deposit Growth	20%	20-30%	Deposit growth drives enhancement of franchise value and reduced reliance on wholesale funding.
Efficiency(2)	15%	10-20%	Efficiency was selected as it provides a measure of how well expenses are controlled relative to revenue.
Net Interest Margin	20%	15-20%	Net interest margin was chosen as it represents the spread for the primary business of the Company, originating loans and holding deposits.

(1) Weighting of each performance metric differed by NEO.
(2) Noninterest expense divided by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc. 26 2025 Proxy Statement

The Compensation Committee approved the following performance metrics, which are aligned with the board approved budget for the year ending December 31, 2024. Below are performance metrics for each threshold, target, and target plus. The Compensation Committee did not measure actual results to performance metrics since the plan was not funded for the calendar year of 2024.

Performance Metric	2024 Performance Range		
	Threshold (85% of Target)	Target	Maximum (115% of Target)
Adjusted Income	$87,153	$102,533	$117,913
Average Loan Growth (excl. HFS)	2.16%	2.54%	2.92%
Average Core Deposit Growth	4.60%	5.41%	6.22%
Efficiency	54.86%	52.25%	49.64%
Net Interest Margin	2.26%	2.66%	3.06%

SEIP Incentive Opportunity as a percent of NEO base salary

The Compensation Committee determined each NEO's incentive opportunity for 2024 as a percentage of the NEO's base salary, as illustrated in the table below. The incentive opportunity for each NEO could be earned at the following levels: Threshold, Target, or Maximum payout, each reflected as a percentage of the NEO's base salary below, with interpolation for performance achievements between the stated levels

We apply a maximum payout to each performance metric. This limits the SEIP payout on a metric-by-metric basis, in a scenario where one or more performance metrics substantially outperforms the goal. The SEIP target goals, which are anchored off the Board approved budget, facilitates appropriate rigor and governance over the process.

Named Executive Officer	2024 Incentive Opportunity as a Percent of Base Salary		
	Threshold	Target	Maximum
Susan G. Riel	65%	110%	220%
Eric R. Newell	50%	80%	160%
Ryan A. Riel	50%	80%	160%
Janice L. Williams	50%	80%	160%
Evelyn Lee[(1)]	N/A	N/A	N/A

(1) Due to her hire date in September 2024, Ms. Lee was not eligible for an annual incentive bonus.

As adjusted net income in 2024 was less than 85% of target, the SEIP did not fund and the NEOs did not receive payout.

SEIP Cash Incentive Payout 2024			
NEO	At Target	Actual	% of Target
Susan G. Riel	$1,048,001	$—	—%
Eric R. Newell	$386,294	$—	—%
Ryan A. Riel	$341,649	$—	—%
Janice L. Williams	$459,074	$—	—%
Evelyn Lee	N/A	$—	—%

Long Term Incentive Plan ("LTIP")

The Company believes that equity compensation is a critical component of a total direct compensation package that enhances the Company's ability to recruit, retain and reward key talents needed for the Company's success, align executives' interests with those of our stockholders, encourage executives' best performance and provide incentives for long-term sustained performance. Our stockholder-approved incentive plan allows us to execute our philosophy by providing equity compensation to our key executives and Board members.

The Compensation Committee approved equity awards to members of the executive management team, including the NEOs, pursuant to the Company's stockholder-approved Long-Term Incentive Plan (LTIP). In determining the

Eagle Bancorp, Inc. 27 2025 Proxy Statement

form of equity to be granted the Compensation Committee considered many factors including the ability to drive corporate performance, retention, executive officers' current stock ownership level, tax and accounting treatment and the impact on dilution. Awards were made in consideration of market practice and alignment with the Company's compensation philosophy.

The LTIP is designed to support the Company's pay for performance philosophy and reward key executives for creating long-term stockholder value. More specifically, the LTIP is designed to meet the following objectives:

- **Performance**: Reward key executives for driving long-term, sustained performance (e.g. stock price, specific performance measures).
- **Stockholder Alignment:** Align executives with stockholder interests through performance goals and focus on stockholder value appreciation.
- **Ownership:** Ensure executives have an ownership interest in the Company.
- **Retention**: Enable the Company to retain senior executives.
- **Sound Risk Management**: Provide a balanced view of performance and align rewards with the time horizon of risk.
- **Market Competitive**: Position executive total compensation to provide market competitive opportunities that are aligned with performance. Similar to the SEIP, the long-term incentive plan is designed to only provide above target or maximum long-term payouts when we outperform our peer benchmarks.

In response to feedback from the Compensation Committee's investor outreach efforts and to better align the Company's long-term incentive strategies with our peer group, the Compensation Committee adjusted the ratio of time vested and performance vesting long-term incentive awards. The 2025 equity award for each NEO, which are intended to be in respect of 2024 service, consisted of 40% time-vested restricted stock and 60% performance based restricted stock units ("PRSU's") and were awarded in February 2025.

Performance Restricted Stock Units (PRSUs)

In February 2025, PRSUs in respect of 2024 service were awarded subject to performance-based vesting following a three-year measurement period, (January 1, 2025 - December 31, 2027). At the end of the period, two metrics will be measured to determine vesting. An executive officer may vest in awards related to either or both metrics, depending on Company performance relative to the KBW Nasdaq Regional Banking Index ("KRX"). The KRX is a modified market capitalization weighted index that is designed to track the performance of publicly traded U.S. regional banks. In order to receive any vesting under the PRSUs, the Company needs to perform at a minimum level of performance, which is the threshold. The two metrics for the performance grants are:

- Total Shareholder Return (TSR) compared to the KRX; and
- Adjusted Earnings Per Share (EPS) Growth, a non-GAAP measure, based on the KRX

PRSUs will vest based on the Company's ranking for each metric relative to the KRX and can range from 50% at threshold to 150% at maximum depending on performance. The measures for both metrics and the payout ranges are:

Measures	Weight	Performance Range		
		Threshold	Target	Stretch/ Maximum
Total Shareholder Return ("TSR")	50%	Median	62.5 Percentile	75 Percentile
Adjusted Earnings Per Share ("EPS") Growth (non-GAAP)	50%	Median	62.5 Percentile	75 Percentile
Payout Range (% of Target)	100%	50%	100%	150%

If the metric does not reach threshold performance (i.e. median of the KRX Adjusted EPS Growth or TSR), PRSUs for that metric will not vest. If only the threshold is met for a metric, then 50% of the target PRSUs for that metric shall become vested. If the maximum is met for a metric, then 150% of the target PRSUs for that metric shall become vested (with points in between measured on a straight-line interpolation).

If the Company's absolute TSR or adjusted EPS growth for the 3-year period is negative, then the total award payout is capped at no more than Target.

Eagle Bancorp, Inc. 28 2025 Proxy Statement

An executive must be employed by the Company on December 31, 2027 in order to vest in shares underlying a PRSU, except in the event of death, disability, retirement or a qualifying termination in connection with a change in control. The Compensation Committee concluded that the target goals are challenging but reasonably achievable with good performance. The Long Term Incentive Plan does not include unlimited upside for exceeding goals, as there is a maximum award tied to each metric. The Compensation Committee retains the authority to make adjustments to applicable targets and calculations in the event of extraordinary circumstances. Time-Vested Restricted Stock In February 2025, time-vested restricted stock awards for 2024 service were also awarded and vest ratably over three years commencing on the first anniversary of the date of grant. These shares will be forfeited if the executive officer terminates employment before vesting, except for accelerated vesting upon death, disability, or a qualifying termination in connection with a change in control. Time-Vested Restricted Options In February 2025, time-vested restricted options for 2024 service were also awarded and vest ratably over three years commencing on the first anniversary of the date of grant. These options will be forfeited if the executive officer terminates employment before vesting, except for accelerated vesting upon death, disability, or a qualifying termination in connection with a change in control. PRSUs and Time-Vested Restricted Stock Target LTIP share amounts awarded were determined as a multiple of salary divided by the closing price on the date of grant with 40% awarded as time-vested restricted stock and 60% awarded as PRSUs for the 2025 grant based on 2024 performance. Time-vested restricted stock, options and PRSUs were issued to our executive officers in February 2025 based on 2024 performance as set forth below: Name 2025 LTIP ($)(1) Time-Vested Restricted Stock Time-Vested Options PRSUs (at Target) Susan G. Riel 2,110,823 21,089 57,142 63,268 Eric R. Newell 658,246 6,576 17,820 19,730 Evelyn Lee 119,207 1,191 3,227 3,573 Ryan A. Riel 544,612 5,441 14,743 16,324 Janice L. Williams 630,866 6,303 17,078 18,909 (1) Time-vested RSAs and 50% of the PRSUs awarded that are performance condition based are valued at the closing price on the day of grant, which was $22.76 per share. Time-vested stock options are valued at $8.40 per option using a Black Scholes valuation methodology. 50% of the PRSUs awarded that are market condition based are valued at $13.62 per share using a Monte Carlo valuation methodology. Total Actual Pay for 2024 Performance The following table shows the Compensation Committee's 2024 total pay decisions for our Named Executive Officers. The amounts reported in the table differ substantially from those reported for 2024 in the Summary Compensation Table on page 40 of this Proxy Statement, which reflects equity awards granted during a year, rather than after year- end, even if awarded for services performed in that year. We generally consider long-term incentives granted during a year to be part of the prior year's total pay opportunity. The following table is included to show how the Compensation Committee thinks about annual compensation for our NEOs and is not intended to be a substitute for the Summary Compensation Table on page 40 of this Proxy Statement. Eagle Bancorp, Inc. 29 2025 Proxy Statement

Name	Total Actual Pay			
	Base Salary	Actual 2024 Annual Incentive Award ($)	Actual 2025 Long-Term Incentive Award ($)[2]	Total Actual Pay
Susan G. Riel	$952,728	$—	$2,110,823	$3,063,551
Eric R. Newell[1]	$482,868	$—	$658,246	$1,141,114
Evelyn Lee[3]	$116,453	$—	$119,207	$235,660
Ryan A. Riel	$427,061	$—	$544,612	$971,673
Janice L. Williams	$573,843	$—	$630,866	$1,204,709

(1) Pursuant to an employment agreement dated September 25, 2023, Mr. Newell received a one-time cash bonus of $150,000 in 2024 which is not included in the table.

(2) Time-vested RSAs and 50% of the PRSUs awarded that are performance condition based are valued based on the closing price on the day of grant, which was $22.76 per share. Time-vested stock options are valued at $8.40 per option based on Black Scholes valuation methodology. 50% of the PRSUs awarded that are market condition based are valued at $13.62 per share based on a Monte Carlo valuation methodology. The actual realized value of these awards will be based on our future relative performance with respect to TSR and Adjusted EPS Growth as well as our stock price.

(3) Ms. Lee's 2024 Base Salary and Long-Term Incentive Award were pro-rated in 2024 due to her joining the Company on September 19, 2024.

We note that under the SEC rules the equity awards made in 2025 for service in 2024 are not reflected in the Summary Compensation Table in this proxy statement, but will be reflected in next year's proxy statement.

Results of 2022 PRSUs

PRSUs were awarded to several of our NEOs on February 14, 2022 (the "2022 PRSUs") in respect of 2021 service. The vesting of the 2022 PRSUs was based on two relative performance metrics of equal weighting, as measured during the period beginning January 1, 2021 and ending December 31, 2024: (a) relative return on average assets ("return on average assets") and (b) relative total shareholder return ("Relative TSR"). For the first metric, return on average assets, the Company's actual return was in the 0th percentile, below the threshold, and therefore earned no payout on the metric. For the second metric, Relative TSR, the Company's performance during the measurement period was in the 0th percentile, below the threshold, and therefore earned no payout on the metric. As a result, the total payout associated with the 2022 PRSUs was 0% of Target.

Measures	Weight	Performance Range			Actual Results
		Threshold	Target	Stretch/ Maximum	
Return on Average Assets	50%	Median of KRX	62.5 Percentile of KRX	75 Percentile of KRX	0th Percentile
Total Shareholder Return	50%	Median of KRX	62.5 Percentile of KRX	75 Percentile of KRX	0th Percentile
Payout Range (% of Target)	100%	50%	100%	150%	0%

The PRSUs granted on February 14, 2022 were forfeited and not paid out:[1]

Name	Performance Measure	Shares Awarded at Target	Award Level Payout	Award Level % Payout	Share Payout	Total Award Payout vs. Target (%)
Susan G. Riel	Return on Average Assets	8,361	Below Threshold	—%	0	—%
	Total Shareholder Return	8,361	Below Threshold	—%	0	
Janice L. Williams	Return on Average Assets	2,773	Below Threshold	—%	0	—%
	Total Shareholder Return	2,772	Below Threshold	—%	0	

(1) Messrs. Newell and Riel, and Ms. Lee were not granted PRSUs that had a performance period ending December 31, 2024.

Eagle Bancorp, Inc. 30 2025 Proxy Statement

Treatment of LTIP Awards Under Termination Events The Long-Term Incentive Plan details treatment of performance-vested restricted stock units ("PRSUs") and time vested equity under various employment termination events. For PRSU awards, if the grantee's employment with the Company is terminated due to death or disability (as defined in the Plan), before the last day of the applicable performance period, then the target number of PRSUs covered by the PRSU award will immediately vest If the grantee's employment is terminated due to retirement (as defined in the Plan), before the last day of the applicable performance period, then the grantee shall remain eligible to vest in the Restricted Share Units at the end of the Performance Period based upon actual performance results . Time vested equity awards provide that if the grantee's employment with the Company is terminated due to death or disability (as defined in the Plan), in each case before the last day of the vesting period, then the unvested time equity awards will vest immediately. Upon a change in control (as defined in the Plan), time vested equity awards will vest and PRSUs' vesting will be based on the greater of "target" or actual performance measured through the Change in Control. Other Factors Affecting Executive Compensation Supplemental Executive Retirement Plan ("SERP") The Company also provides certain of its executive officers, with a supplemental retirement benefit, in order to provide a retention incentive through multi-year vesting. The SERP provides for a lifetime retirement benefit utilizing annuities as a funding source. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. The target retirement age for the benefit is 67, with reduced benefits prior to age 67. Please refer to the discussion accompanying the Summary Compensation Table and Pension Benefits for additional information regarding the SERP. The Bank has adopted SERPs for certain named executive officers with the exception of Messrs. Pozez, Newell, and Riel. Executive Perquisites We do not provide significant perquisites or other personal benefits to our named executive officers. Our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees. In 2024, we provided limited perquisites in line with market practice, including a housing and automobile benefit for our Chief Executive Officer. 401(k) Plan Our 401(k) plan allows all eligible officers and employees of the Company to defer a portion of their compensation, and provides a match of up to 4% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match. For 2024, the employee match was 4%. Health and Welfare Benefits We provide health benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short term and long term disability insurance, and basic life insurance coverage. The Company offers additional life insurance coverage to its executive officers and also provides long term care insurance coverage to eligible directors and executive officers. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks. Eagle Bancorp, Inc. 31 2025 Proxy Statement

Employment and Non-Compete Arrangements Each of our named executive officers has an employment or compensation agreement (the "agreements"), which provides for regular severance benefits in the event of an involuntary termination of the executive’s employment without cause (or, where applicable, for good reason) and “double-trigger” severance benefits upon a qualifying termination in connection with a change in control of the Company. Each named executive officer is also party to a non-compete agreement, which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the non-competition, non-solicitation and non- interference provisions of the agreement following such termination. None of these agreements provide tax gross- ups. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers. The agreements also allow the executives to remain focused on the Company's interests and, where applicable, serves as consideration for the restrictive covenants in their agreements. Agreement terms, which comprise employment agreements and non-compete agreements, at the date of the agreement for our named executive officers are summarized as follows. Additional detail on potential termination and change in control payments under the agreements is provided under “Potential Payments Upon Termination or Change in Control.” Term An initial three-year term that is automatically extended for successive additional one-year terms unless either party gives notice of non-renewal at least 30 days before the end of the then-current term Base Salary $907,360 Annual Bonus Under her employment agreement, Ms. Riel is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to her achievement of performance criteria established by the Compensation Committee. Long-term Incentive Award Under her employment agreement, Ms. Riel is entitled to receive an annual equity award from the 2021 Equity Incentive Plans (or any successor plan) from time to time at the discretion of the Compensation Committee. Non-Change in Control Severance In the event the Bank terminates Ms. Riel's employment without cause or Ms. Riel terminates her employment with the Bank for good reason, the Bank will pay Ms. Riel the sum of (i) her salary at the rate in effect as of the termination date, plus (ii) the greater of (a) average cash bonuses earned in the prior three calendar years, or (b) the cash incentive that would be paid or payable to Ms. Riel at the target level for the Bank's fiscal year in which her termination date occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined) assuming Ms. Riel and the Bank were to satisfy all applicable performance-related conditions, payable in equal monthly installments for one year following the date on which the general release of claims is executed. Change in Control In addition to the non-Change in Control Severance summarized above, Ms, Riel would be entitled to receive lump sum payment equal to 1.99 times the sum of (i) her annual salary at the highest rate in effect during the 12 month period immediately preceding her termination date plus (ii) the greater of (average cash bonuses earning in the prior three calendar years or (b) the cash incentive that would be paid to her at the target level for the Bank's fiscal year in which her termination date occurs assuming she and the Bank were to satisfy all applicable performance conditions and 36 times the monthly premium of her healthcare coverage in the event her employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or she terminates her employment for good reason within 12 months following a change in control. Non-Competition Period During employment and for 12 months following termination of employment. Non-Solicitation Period During employment and for 12 months following termination of employment. Ms. Riel Eagle Bancorp, Inc. 32 2025 Proxy Statement

Mr. Pozez(1) Term An initial one-year term that is automatically extended for successive additional one- year terms unless either party gives notice of non-renewal at least 30 days before the end of the then-current term Annual Retainer $1,320,000 Annual Bonus Under his Amended Chairman Agreement, Mr. Pozez is not eligible for incentive bonus payments. Long-term Incentive Award Under his Amended Chairman Agreement, Mr. Pozez is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion. Non-Change in Control Severance For the 12-month period following his delivery of a release, Mr. Pozez would be entitled to receive monthly in arrears an amount equal to one-twelfth (1/12) of the sum of (i) his then-current annual retainer and (ii) $1,148,653 in the event his service is terminated by the Company without cause, if he is not re-elected to the Board, or he terminates his service for good reason. Change in Control In addition to the non-Change in Control Severance summarized above, Mr. Pozez would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his then-current annual retainer and (ii) $1,148,653 within 12 months following a change in control in the event his service is terminated by the Company without cause, if he is not re-elected to the Board, or he terminates his service for good reason. Non-Competition Period During service as a Director and for 12 months following termination of service. Non-Solicitation Period During service as a Director and for 12 months following termination of service. (1) The information in this table is a summary of the contractual terms of the agreement with Mr. Pozez as of the date of the agreement. As noted on page 42, Mr. Pozez will not be entitled to the non-change in control severance amount in this table upon his departure as a director of the Company and the Bank. Term No initial or renewal terms are defined. Mr. Newell can terminate employment at any time, such termination to be effective on the 90th day after he gives such notice to the Bank. Base Salary $476,907 Annual Bonus Under his employment agreement, Mr. Newell is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to his achievement of performance criteria established by the Compensation Committee. Long-term Incentive Award Under his employment agreement, Mr. Newell is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion. Non-Change in Control Severance In the event the Bank terminates Mr Newell's employment without cause, the Bank will pay him the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed. Change in Control In addition to the non-Change in Control Severance summarized above, Mr. Newell would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date and 36 times the monthly premium of his healthcare coverage in the event his employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or he terminates his employment for good reason within 12 months following a change in control. Mr. Newell Eagle Bancorp, Inc. 33 2025 Proxy Statement

Non-Competition Period During employment and for 12 months following termination of employment. Non-Solicitation Period During employment and for 12 months following termination of employment. Mr. Newell Ms. Lee Term No initial or renewal terms are defined. Ms. Lee can terminate employment at any time, such termination to be effective on the 90th day after she gives such notice to the Bank. Base Salary $451,907 Annual Bonus Under her employment agreement, Ms. Lee will become eligible to participate in the senior executive incentive plan for 2025. Long-term Incentive Award On October 15, 2024, Ms. Lee received a restricted stock award with a grant date value of $500,000, which vests in three annual installments on the first three anniversaries of the grant date. Under her employment agreement, Ms.Lee is eligible to receive future equity awards as determined by the Compensation Committee in its sole discretion. Non-Change in Control Severance In the event the Bank terminates Ms.Lee's employment without cause or for good reason, the Bank will pay her under her Non-Compete Agreement an amount equal to the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding her termination date plus (ii) cash bonuses paid to her during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is effective and irrevocable. Change in Control In addition to the non-Change in Control Severance summarized above, Ms. Lee would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding her termination date plus (ii) cash bonuses paid to her during the 12 months preceding the termination date in the event her employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or she terminates her employment for good reason within 12 months following a change in control. Following a change in control, Ms. Lee would be able to participate in the health and life insurance plans generally available to employees of the Bank for three years. Non-Competition Period During employment and for 12 months following termination of employment. Non-Solicitation Period During employment and for 12 months following termination of employment. Mr. Riel Term No initial or renewal terms are defined. Mr. Riel can terminate employment at any time, such termination to be effective on the 90th day after he gives such notice to the Bank. Base Salary $406,725 Annual Bonus Under his employment agreement, Mr. Riel is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to his achievement of performance criteria established by the Compensation Committee. Long-term Incentive Award Under his employment agreement, Mr. Riel is entitled to receive equity awards as determined by the Compensation Committee in its sole discretion. Non-Change in Control Severance In the event the Bank terminates Mr Riel's employment without cause, the Bank will pay him the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed. Eagle Bancorp, Inc. 34 2025 Proxy Statement

Change in Control In addition to the non-Change in Control Severance summarized above, Mr. Riel would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to him during the 12 months preceding the termination date and 36 times the monthly premium of his healthcare coverage in the event his employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or he terminates his employment for good reason within 12 months following a change in control. Non-Competition Period During employment and for 12 months following termination of employment. Non-Solicitation Period During employment and for 12 months following termination of employment. Term No initial or renewal terms are defined. Ms. Williams can terminate employment at any time, such termination to be effective on the 90th day after she gives such notice to the Bank. Base Salary $466,098 Annual Bonus Under her employment agreement, Ms. Williams is entitled to certain incentive bonus payments as determined by the Board approved incentive plans, which are subject to her achievement of performance criteria established by the Compensation Committee. Long-term Incentive Award Under her employment agreement, Ms. Williams is entitled to receive an annual equity award from the 2016 Equity Incentive Plans (or any successor plan) from time to time at the discretion of the Compensation Committee. Non-Change in Control Severance In the event the Bank terminates Ms. William's employment without cause, the Bank will pay her the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding his termination date plus (ii) cash bonuses paid to her during the 12 months preceding the termination date payable in equal monthly installments for one year following the date on which the general release of claims is executed. Change in Control In addition to the non-Change in Control Severance summarized above, Ms. Williams would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) annual salary at the highest rate in effect during the 12 month period immediately preceding her termination date plus (ii) cash bonuses paid to her during the 12 months preceding the termination date in the event her employment is terminated by the Company without cause within 120 days prior to and in conjunction with or 12 months following a change in control or she terminates her employment for good reason within 12 months following a change in control. Following a change in control, Ms. Williams would be able to participate in the health and life insurance plans generally available to employees of the Bank for three years. Non-Competition Period During employment and for 12 months following termination of employment. Non-Solicitation Period During employment and for 12 months following termination of employment. Ms. Williams Executive Compensation Process The Role of the Compensation Committee The Compensation Committee, among its other responsibilities, establishes the overall compensation philosophy and reviews and approves the executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. Eagle Bancorp, Inc. 35 2025 Proxy Statement

The Compensation Committee considers information from its compensation consultant, as well as our Human Resources department, to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards for employees with a title of Executive Vice President and above. The Compensation Committee meets on a regularly scheduled basis and at other times, as needed. The Compensation Committee regularly conducts a review of the executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short term and long term incentives for our executive officers and (iii) are competitive with the compensation of the executives in comparable positions at the companies with which we compete for executive talent. As part of this process, the Compensation Committee takes into consideration the CEO’s recommendations for NEOs other than the CEO and the Executive Chairman. A market analysis is prepared by its independent compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity, and corporate and individual achievements against one or more short term and long term performance objectives. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and the executive compensation program. As part of this process, the Compensation Committee also evaluates the performance of the CEO each year and makes all decisions regarding the CEO’s base salary, bonus payments and equity awards. The CEO is not present during any of the deliberations regarding the CEO’s own compensation. The Role of Our Compensation Advisor The Compensation Committee has engaged the services of Aon as its independent advisor on matters of executive and board compensation (the “Engagement”). Aon reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and Aon or any individuals working on the Company’s account on Aon's behalf. In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Aon: • During 2024, Aon provided no services to and received no fees from the Company other than in connection with the Engagement; • Aon has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company; • There are no business or personal relationships between Aon and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Aon for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director; • No employee of Aon who works on matters related to the Company owns any stock of the Company; and • There are no business or personal relationships between Aon and any executive officer of the Company other than in respect of the Engagement. The Role of Management Input from the CEO is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the CEO. Although input from the CEO is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers. Competitive Positioning & Proxy Peers In making compensation decisions, the Compensation Committee considers the profitability and relative performance of the Company, as well as the intangible value and performance of the Company’s management team. In this review, the Compensation Committee seeks to evaluate executive pay in a manner that ensures future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the Eagle Bancorp, Inc. 36 2025 Proxy Statement

marketplace and reflective of the Company’s performance and culture. In this process, the Compensation Committee, with the assistance of the compensation advisor, selects a custom peer group of publicly-traded banks and bank holding companies, and may review other survey data, to help in the review and establishment of executive compensation arrangements. The peer group used to help support 2024 compensation decisions contains 22 public banks with assets from approximately $7 billion to $30 billion. Our proxy peer group was selected based on several factors, including asset size, market capitalization, loan mix and portfolio content, geographic location and market size in which they operate. We considered market size to be an important factor as banks serving larger metropolitan markets often have a similar focus on commercial real estate loans and commercial & industrial loans. Amerant Bancorp Inc. Independent Bank Corp. Atlantic Union Bankshares Corporation Independent Bank Group, Inc. Berkshire Hills Bancorp, Inc. OceanFirst Financial Corp. Brookline Bancorp, Inc. Pacific Premier Bancorp, Inc. Byline Bancorp, Inc. Provident Financial Services, Inc. Columbia Financial Inc. Sandy Spring Bancorp, Inc. ConnectOne Bancorp, Inc. Stellar Bancorp, Inc. CVB Financial Corp. Tompkins Financial Corporation Dime Community Bancshares, Inc. United Bankshares, Inc. First Busey Corporation Veritex Holdings, Inc. Flushing Financial Corporation WSFS Financial Corporation Institutions Other Compensation Policies Clawback Policy The Board of Directors has adopted a policy relating to the recovery of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. This policy generally provides for the recoupment of erroneously awarded incentive-based compensation received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including our NEOs, during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement. The policy is consistent with the SEC's adoption of rules to implement Section 954 of the Dodd-Frank Act and corresponding Nasdaq listing standards. Timing and Pricing of Equity Awards Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation. During 2024, there were no stock option awards granted to any NEO within four business days preceding the filing of any report on Forms 10-K, 10-Q, or 8-K that discloses material nonpublic information. The following information is provided in accordance with Item 402(x)(2) regarding the grant of stock options in 2024 within four business days before, or within one business day after, the filing of a report on Forms 10-K, 10-Q, or 8-K disclosing material nonpublic information. Stock Ownership Guidelines The Company has adopted a policy requiring that our executive officers and directors own, directly or indirectly, shares of our common stock having a value as follows: • CEO: 3 times base salary Eagle Bancorp, Inc. 37 2025 Proxy Statement

• Directors: 3 times annual retainers • Executive Officers: 2 times base salary The persons subject to this requirement have five years after commencing service to attain the requisite ownership levels. During this five-year period and thereafter, except in the cases of financial hardship, no executive officer or director may sell or otherwise dispose of Company common stock unless they are in compliance with their minimum holding requirement and such sale or disposal would not bring them out of compliance. Moreover, to the extent base salary or director compensation increase in any given year, the minimum holding requirement is incrementally increased, with directors and officers having five years to be in compliance with the new minimum holding requirement resulting from any such increase. Shares associated with our time-vested restricted stock awards (whether or not vested) count towards the holding requirement, but shares underlying unvested PRSUs and unexercised options do not. All executive officers and directors required to be in compliance with the ownership guidelines were in compliance as of December 31, 2024. Insider Trading Arrangements and Policies We have adopted an insider trading policy governing the purchase, sale and/or other disposition of our securities by our directors, officers and employees and other covered persons, as well as the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and NASDAQ listing standards. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K. Risk Assessment of Incentive Compensation Programs We regularly undertake a systematic risk analysis of each of our incentive compensation plans that is led by our risk management department and involves participants from our human resources department. We review the plan design and governance of each plan (including plan participants, performance measures, how performance is determined, and how well the plan is aligned with company goals and objectives) to determine whether the plan creates any undesired or unintentional risk of a material nature, taking into account the mitigation factors that exist for each plan. During 2024, the Compensation Committee reviewed and discussed risk assessments and reports prepared by our risk officers and determined that our incentive compensation plans are not reasonably likely to encourage unnecessary or excessive risk or have a material adverse impact on the company Compensation Committee Report We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024. Members of the Compensation Committee A. Leslie Ludwig, Chair James A. Soltesz Benjamin M. Soto This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. Eagle Bancorp, Inc. 38 2025 Proxy Statement

Executive Compensation Tables

The following tables sets forth a comprehensive overview of the compensation for the named executive officers. The Summary Compensation Table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2024 under the Company's 2021 Employee Stock Purchase Plan.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards[(1)]	Non-Equity Incentive Plan Compensat-ion[(2)]	Change in Pension Value and Non-Qualified Deferred Compensat-ion Earnings[(3)]	All Other Compensation[(4)]	Total
Susan G. Riel, Chair, Chief Executive Officer, and President of Company and Bank	2024	$952,728	$—	$2,017,169	$—	$—	$93,272	$3,063,169
	2023	$907,360	$—	$2,194,859	$—	$—	$89,418	$3,191,637
	2022	$856,000	$—	$1,902,462	$1,564,466	$7,039	$88,314	$4,418,281
Norman R. Pozez, Director of Company and Bank (former Executive Chairman of Company and Bank)	2024	$—	$—	$1,131,129	$—	$—	$1,322,858	$2,453,987
	2023	$—	$—	$—	$—	$—	$1,322,858	$1,322,858
	2022	$—	$1,320,000	$—	$—	$—	$1,202,858	$2,522,858
Eric R. Newell, EVP; CFO of Company	2024	$482,868	$150,000	$171,363	$—	$—	$25,700	$829,931
	2023	$119,227	$100,000	$299,989	$—	$—	$2,466	$521,682
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Evelyn Lee, EVP, Chief C&I Lending Officer of Bank	2024	$116,453	$250,000	$499,990	$—	$—	$4,237	$870,680
	2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Ryan A. Riel, EVP, Chief Real Estate Lending Officer of Bank	2024	$427,061	$—	$505,344	$—	$—	$27,010	$959,415
	2023	$406,725	$—	$513,850	$—	$—	$26,006	$946,581
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Janice L. Williams, SEVP-CCO of Bank	2024	$573,843	$—	$614,645	$—	$5,400	$25,421	$1,219,309
	2023	$551,772	$—	$643,098	$—	$115,673	$24,821	$1,335,364
	2022	$530,550	$—	$630,860	$667,775	$127,637	$23,821	$1,980,643

(1) The per-share grant date fair value for PRSUs granted in 2024 with respect to 2023 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $24.26. The per-share grant date fair value for PRSUs granted in 2024 with market-based performance conditions is estimated based on the use of a Monte Carlo valuation

Eagle Bancorp, Inc. 39 2025 Proxy Statement

methodology, which resulted in a per-share grant date fair value of $12.69. The grant date fair value for PRSUs granted is based on the probable outcomes of the performance conditions as determined in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs granted in 2024, assuming the highest level of performance conditions is met, would have been $1,613,385 for Ms. Riel, $904,702 for Mr. Pozez, $137,066 for Mr. Newell, $491,620 for Ms. Williams and $404,178 for Mr. Riel. For time-vested restricted stock, fair value is based on the Company's closing price on the date of grant. The grant date fair value for time-vested restricted stock is determined in accordance with FASB ASC Topic 718. For more information about the Company's stock awards and the assumptions used to calculate their fair value, see Note 16 – Stock-Based Compensation in the Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the year ended December 31, 2024.

(2) Reflects amounts awarded under the Company's Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year. No cash awards were earned in 2024, as the Senior Executive Incentive Plan funding requirement was not met.

(3) Represents the value of the increase in the named executive officer's accumulated benefit under such officer's SERP, assuming normal retirement at age 67 and discount rates of 5.0% for all applicable NEOs. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the caption "SERPs" below, and to the Pension Benefits table below for additional information about the SERPs.

(4) For NEOs other than Mr. Pozez, other compensation reflects the following items: car allowance, insurance premiums, housing, and 401(k) matching as described in the following table. For Mr. Pozez, other compensation reflects (i) cash fees paid for service as Executive Chairman in accordance with the Chairman Compensation Agreement and (ii) premiums on long term care insurance provided to non-employee directors as described in the following table.

Breakout of Other Compensation

Name	Year	Car Allowance	Insurance Premiums	Housing	Fees Earned or Paid in Cash	401(k) Matching Contributions	Total All Other Compensation
Susan G. Riel	2024	$ 18,000	$ 8,267	$ 53,205		$ 13,800	$ 93,272
	2023	$ 18,000	$ 8,267	$ 49,951	—	$ 13,200	$ 89,418
	2022	$ 18,000	$ 8,267	49,847	—	$ 12,200	$ 88,314
Norman R. Pozez	2024	$ —	$ 2,858	$ —	1,320,000	$ —	$ 1,322,858
	2023	$ —	$ —	$ —	1,322,858	$ —	$ 1,322,858
	2022	$ —	$ 2,858	—	1,200,000	$ —	$ 1,202,858
Eric R. Newell	2024	$ 9,000	$ 2,900			$ 13,800	$ 25,700
	2023	$ 2,077	$ 389	$ —	—	$ —	$ 2,466
	2022	N/A	N/A	N/A	N/A	N/A	N/A
Evelyn Lee	2024	$ 3,231	$ 1,006				$ 4,237
	2023	N/A	N/A	N/A	N/A	N/A	N/A
	2022	N/A	N/A	N/A	N/A	N/A	N/A
Ryan A. Riel	2024	$ 12,000	$ 1,210			$ 13,800	$ 27,010
	2023	$ 12,000	$ 806	$ —	—	$ 13,200	$ 26,006
	2022	N/A	N/A	N/A	N/A	N/A	N/A
Janice L. Williams	2024	$ 9,000	$ 2,621			$ 13,800	$ 25,421
	2023	$ 9,000	$ 2,621	$ —	—	$ 13,200	$ 24,821
	2022	$ 9,000	$ 2,621	—	—	$ 12,200	$ 23,821

Supplemental Executive Retirement Plan (SERP)

The Bank adopted SERPs for certain named executive officers.

Under the SERP, upon an executive's retirement, the Bank will pay a stated monthly payment for the executive's lifetime. The retirement benefit is tied to a percentage of the executive's projected average base salary over the five years preceding retirement, assuming retirement at age 67 and a discount rate of 5.00% for all NEOs. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change- in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive's beneficiary have received payment(s) sufficient to

Eagle Bancorp, Inc. 40 2025 Proxy Statement

equate to a cumulative 180 monthly installments. The benefits to the named executive officers as of December 31, 2024 are as set forth in the following table.

Name	Company Title	Percentage of Projected Salary
Susan G. Riel	Chair, Chief Executive Officer, and President	35%
Janice L. Williams	Senior Executive Vice President	20%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Potential Payments Upon Termination or Change in Control

The estimated amounts to which each of the current named executive officers, other than Mr. Pozez, would be entitled if he/she were terminated other than for cause by the Company or in connection with a change in control as of December 31, 2024 is set forth in column B of the table below. Such amounts represent full payment of amounts due under the non-compete agreements, as well as the cost of health care continuation for one year.

The estimated amounts to which each of the current named executive officers other than Mr. Pozez would be entitled to receive upon a termination without cause by the Company or a resignation by the NEO due to adverse changes in employment circumstances in connection with a change in control (a "CIC Termination") as of December 31, 2024, are (a) the cash severance payments under the employment agreements and the amount payable under the non-compete agreements, which are collectively set forth in column C of the table below, (b) the value of the accelerated equity awards set forth in column D of the table below, and (c) the value of the accelerated vesting of benefits under the SERP in column E. The sum of these three amounts is set forth in column F. PRSUs outstanding under the 2021 Equity Incentive Plan (the "2021 Stock Plan") would vest at the greater of target or actual performance (determined as of the change in control). We have assumed for the purposes of valuing accelerated vesting of PRSUs in column D of the table below, that outstanding PRSUs upon a CIC Termination will be paid out at the target level. For PRSU awards outstanding under the 2021 Stock Plan, the same treatment would apply to the extent the awards are not assumed, converted or replaced by the surviving company in a change in control, even if the named executive officer’s employment is not terminated.

Upon death or disability, the current named executive officers would be entitled to receive accelerated vesting of their outstanding equity awards, (with PRSUs vesting at the target level), the estimated value of which is reflected in column D below.

Upon a qualifying retirement, the current named executive officers would be entitled to receive accelerated vesting of their PRSUs as follows: (i) PRSUs outstanding under the 2016 Plan would vest at the target level, and (ii) PRSUs outstanding under the 2021 Plan would remain open and vest at the end of the performance period, based on actual performance. The estimated value of accelerated vesting of outstanding PRSUs is included in column D below (assuming, for purposes of the calculation, that PRSUs will vest at the target level).

The named executive officers are subject to a modified cutback, so that if such officers would receive “excess parachute payments” within the meaning of Section 280G of the Code upon a change in control, they will only receive whichever of the following two options will yield a greater after-tax benefit: (i) accepting all of the intended payments and paying the excise tax personally, or (ii) waiving the payments over the excise tax threshold such that no excise tax is payable.

Eagle Bancorp, Inc. 41 2025 Proxy Statement

A	B	C	D	E	F
		Amounts Payable Upon a Change in Control			
Name	Payment Following Termination Without Cause[(1)]	Cash Payment Upon Termination in Connection with a Change in Control[(2)]	Value of Equity Awards Accelerated Upon a Change in Control[(3)]	Value of SERP Vesting Acceleration	Total Amount Payable Upon a Change of Control (Sum of Columns C, D, & E)[(4)]
Susan G. Riel	$2,022,019	$6,046,050	$4,170,658	$ —	$ 10,216,708
Eric R. Newell	$642,384	$1,920,823	$451,561	$ —	$ 2,372,384
Evelyn Lee	$731,152	$2,186,438	$529,895	$ —	$ 2,716,333
Ryan A. Riel	$455,734	$1,362,930	$956,828	$ —	$ 2,319,758
Janice L. Williams	$469,167	$1,402,910	$1,273,684	$ —	$ 2,676,594

1. Includes amounts payable under non-compete agreements and the value of one (1) year of health insurance coverage under COBRA, at current rates.
2. Reflects estimated maximum cash payment upon termination in connection with a change in control under chairman compensation/ employment agreements and non-compete agreements. Also, for Ms. Riel, Mr. Newell, Ms. Lee, Mr. Riel, and Ms. Williams includes the value of three (3) years of health insurance under COBRA, at current rates.
3. Reflects the value of unvested shares of restricted stock and PRSUs based on the closing price for the Company's common stock on December 31, 2024 (assuming vesting of the target number of shares subject to the PRSU awards) upon a CIC Termination. The same treatment would apply to PRSUs granted under the 2021 Stock Plan, to the extent the awards are not assumed, converted or replaced by the surviving company in a change in control.
4. Does not reflect adjustment, if any, to total amount for effect of Section 280G limitation.

Mr. Pozez

On February 5, 2025, Mr. Pozez notified the Board of Directors that he will not stand for re-election as a director of the Company or Bank at the end of his term, which expires at the Company's 2025 Annual Meeting. The Compensation Committee determined to allow the 32,646 PRSUs and 21,764 shares of time-based restricted stock awarded to Mr. Pozez in 2024 to continue vesting (and, in the case of the PRSUs, be eligible to be earned based on actual performance) in accordance with the original vesting schedules after his term as a director concludes. Upon his departure as a director of the Company and Bank, Mr. Pozez will not be entitled to the cash severance amounts described in the section titled "Employment and Non-Compete Agreements."

Grants of Plan-Based Awards

The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2024 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The following table presents information regarding awards made during 2024 to named executive officers under the Company's 2021 Stock Plan and SEIP. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock and PRSUs issued in 2024 under the 2024 Long Term Incentive Plan and the 2021 Stock Plan.

The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the formula-based amount to which the named executive officer could have earned with respect to 2024 performance under the SEIP at performance levels established by the Compensation Committee. Target is 100%, threshold is set at 85% of target and maximum is set at 115% of target. The aggregate amount that could be earned by our named executive officers at target, ranged from 80% to 110% of salary in 2024. Actual payouts are subject to a cap on each performance metric as previously described.

Eagle Bancorp, Inc. 42 2025 Proxy Statement

The SEIP portion of the aggregate amount is subject to the achievement of designated Company performance targets. No amounts are payable if the Company does not achieve at least 85% of the adjusted net income target. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The actual amounts earned with respect to 2024 performance are reflected in the Summary Compensation Table for 2024 in the column labeled “Non-Equity Incentive Plan Compensation.” The table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2024 under the Company’s 2021 Employee Stock Purchase Plan, which is generally available to substantially all employees. Eagle Bancorp, Inc. 43 2025 Proxy Statement

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards at Target
			Threshold	Target	Cap	Threshold	Target	Stretch / Maximum		
Susan G. Riel	2/14/2024	SEIP	$619,273	$1,048,001	$2,096,002	N/A	N/A	N/A	$0	$0
	2/14/2024	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	$38,812	$941,579
	2/14/2024	PRSUs	N/A	N/A	N/A	29,110	58,219	87,329	0	$1,075,590
Norman R. Pozez	2/14/2024	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0
	2/14/2024	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	21,764	$527,995
	2/14/2024	PRSUs	N/A	N/A	N/A	16,323	32,646	48,969	0	$603,135
Eric R. Newell	2/14/2024	SEIP	$241,434	$386,294	$772,589	N/A	N/A	N/A	$0	$0
	2/14/2024	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	3,297	$79,985
	2/14/2024	PRSUs	N/A	N/A	N/A	2,473	4,946	7,419	0	$91,377
Evelyn Lee	2/14/2024	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0
	2/14/2024	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	20,483	$499,990
	2/14/2024	PRSUs	N/A	N/A	N/A	N/A	N/A	N/A	0	$0
Ryan A. Riel	2/14/2024	SEIP	$213,531	$341,649	$683,298	N/A	N/A	N/A	$0	$0
	2/14/2024	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	9,723	$235,880
	2/14/2024	PRSUs	N/A	N/A	N/A	7,293	14,585	21,878	0	$269,452
Janice L. Williams	2/14/2024	SEIP	$286,922	$459,074	$918,149	N/A	N/A	N/A	$0	$0
	2/14/2024	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	11,826	$286,899
	2/14/2024	PRSUs	N/A	N/A	N/A	8,870	17,740	26,610	0	$327,747

Eagle Bancorp, Inc. 44 2025 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End The following table sets forth information concerning stock-based awards for each NEO outstanding as of December 31, 2024. As of December 31, 2024 there were no outstanding unexercised options held by an NEO. Name Stock Awards Number of Shares or Units of Stock that Have Not Vested(1) Market Value of Shares or Units of Stock that have Not Vested(2) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) Susan G. Riel 2022 Time Vested 5,574 $144,199 2023 PRSUs 25,133 $650,191 2023 Time Vested 16,756 $433,478 2024 PRSUs 58,219 $1,506,126 2024 Time Vested 38,812 $1,004,066 Norman R. Pozez 2024 PRSUs 32,646 $844,552 2024 Time Vested 21,764 563,035 Eric R. Newell 2023 Time Vested 9,212 238,314 2024 PRSUs 4,946 $127,953 2024 Time Vested 3,297 85,293 Evelyn Lee 2024 Time Vested 20,483 529,895 Ryan A. Riel 2022 Time Vested 2,871 74,273 2023 PRSUs 5,884 152,219 2023 Time Vested 3,923 101,488 2024 PRSUs 14,585 377,314 2024 Time Vested 9,723 251,534 Janice L. Williams 2022 Time Vested 1,849 47,834 2023 PRSUs 7,364 190,507 2023 Time Vested 4,910 127,022 2024 PRSUs 17,740 458,934 2024 Time Vested 11,826 305,939 (1) Represents 2022-2024 grants of PRSUs and time-vested restricted stocks granted pursuant to the Company's 2021 Stock Plan. The awards are generally granted in February of each year. PRSUs vest in one installment based on 3 years of continued service if underlying performance goals relating to a three-year measurement period are met. Time-vested restricted stocks vest in three equal annual installments commencing on the first anniversary of the date of grant. (2) Based on the $25.87 closing price of the Company's common stocks on December 31, 2024. Eagle Bancorp, Inc. 45 2025 Proxy Statement

Options Exercised and Stock Vested The following table sets forth information regarding shares underlying restricted stock or restricted stock unit awards (time-vested and performance-vested) held by named executive officers which vested during 2024, and the value realized upon such vesting based on the closing price on the vesting date. No options were exercised by the named executive officers during 2024. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2016 or 2021 Employee Stock Purchase Plan. The grant date fair value of awards, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company. Name Option Awards Stock Awards Number of Shares Acquired on Exercise Value Realized on Exercise Number of Shares Acquired on Vesting Value Realized on Vesting Susan G. Riel - - 18,300 $434,133 Eric R. Newell - - 4,606 $100,457 Norman R. Pozez - - 21,764 $527,995 Evelyn Lee - - 0 $0 Ryan A. Riel - - 3,678 $87,260 Janice L. Williams - - 9,916 $236,894 CEO Pay Ratio As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer, to our median employee. To determine the annual total compensation of our CEO and our median employee: • We identified the median employee by calculating the total cash compensation of all persons who were employed by us as of year-end 2024, including full time and part time employees. • For determining our median employee, we consider regular pay for salaried and hourly employees, overtime, and taxable cash benefits, including cash incentive payments and auto allowances, and referral fee income for 2024, as reflected by our internal payroll records. We did not consider non-taxable compensation in selecting the median employee. We make annualizing adjustments to the compensation of full time employees who join us mid-year. We then ranked the 2024 compensation received by all of the employees in our employee population, other than our CEO, to determine our median employee. • For 2024, for the same median employee, we calculated 2024 annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table. Based on this methodology, we determined that: • The annual total compensation of our median employee was $98,995. • The annual total compensation of our CEO, as reflected in the Summary Compensation Table, was $3,063,169. • The ratio of CEO compensation for 2024 to that of the median employee was 31 to 1. Because different companies may determine their median employee based on different factors and using different adjustments, assumptions or exclusions, our pay ratio may not be comparable to the pay ratio disclosed by other companies. Eagle Bancorp, Inc. 46 2025 Proxy Statement

Pension Benefits The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2024. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP. Susan G. Riel Supplemental Executive Retirement and Death Benefit Agreement 25 $1,785,305 $-- Norman R. Pozez Supplemental Executive Retirement and Death Benefit Agreement N/A N/A N/A Eric R. Newell Supplemental Executive Retirement and Death Benefit Agreement N/A N/A N/A Evelyn Lee Supplemental Executive Retirement and Death Benefit Agreement N/A N/A N/A Ryan A. Riel Supplemental Executive Retirement and Death Benefit Agreement N/A N/A N/A Janice L. Williams Supplemental Executive Retirement and Death Benefit Agreement 20 $528,377 $-- Name Plan Name Number of Years of Credited Service Present Value of Accumulated Benefits(1) Payments During Last Fiscal Year (1) Calculated based on the utilization of the unit credit actuarial method for quantifying accumulated benefits, based on an annuity product which is used to finance the benefits and a discount rate of 5.00% for all NEOs. Certain Relationships and Related Party Transactions The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their related parties. The Company maintains a Related Party Transactions Policy (the "RPT Policy") that provides guidelines for the review, approval and monitoring of transactions between the Company and certain related persons. There are generally three types of related party transactions that are subject to the RPT Policy: (1) loans to related parties, (2) transactions with related parties that are vendors to the Company (fee-based), and (3) salary adjustments and promotions of employees that are related to directors or executive officers. In accordance with the RPT Policy, all such transactions have been on substantially the same terms, including interest rates, maturities, collateral requirements, fees paid, salary/total compensation, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such related party loans are either fully repaid or performing and none of such loans disclosed are nonaccrual, past due, restructured or rated substandard or worse. Pursuant to the RPT Policy, the Board and its committees are actively involved in reviewing, approving and monitoring related party transactions. The Audit Committee reviews all such activity and oversees the effectiveness of the controls associated with the approval and monitoring of such transactions. The Board-level approval of such transactions is aligned with the three types of related party transactions covered by the RPT Policy, as follows: • To the extent not otherwise required to be approved by the Board (e.g., by Regulation O, 12 CFR Part 215), related party loan requests are reviewed and approved by the Risk Committee, which assumed such responsibility from the Credit Oversight Committee of the Bank on April 1, 2023; • Vendor related party transaction requests are reviewed and approved by the Risk Committee; and • Related party compensation adjustments and promotion requests are reviewed and approved by the Compensation Committee. As noted earlier, all related party transactions are reported to the Audit Committee for their review, and similarly such transactions are reported to the Board. Eagle Bancorp, Inc. 47 2025 Proxy Statement

The EagleBank Foundation is a 501(c)(3) non-profit, raising over $6.5 million (since inception) to improve the well-being of our community by providing financial support to local charitable organizations that help foster and strengthen vibrant, healthy, cultural and sustainable communities. During 2024, the Company and its subsidiaries paid $180 thousand to the EagleBank Foundation to support its donations to various charities.

Ryan A, Riel, the son of Ms. Riel, is employed by the Bank as a Chief Real Estate Lender. For 2024, Mr. Riel's total compensation was $959,415, including 2024 base earnings, and awards of restricted stock made in 2025 for performance year 2024. The Compensation Committee in its sole discretion makes compensation decisions for Mr. Riel on the same basis as all other executive officers of the Company.

Pay versus Performance

The following tables and graphs illustrate the relationship between "compensation actually paid" for the CEO (the Principal Executive Officer, or PEO) and the average of the other NEOs' as compared to the Total Shareholder Return (TSR) of the Company, the TSR of the KBW NASDAQ Regional Bank Index, the Company's net income, and the Company's diluted earnings per share.

The performance measures shown in the following table are net income, as required by the SEC, and diluted earnings per share, a metric selected by the Company as the most important financial measure to link compensation to company performance for the most recently completed year.

Year	Summary Compen-sation Table Total for PEO	Compen-sation Actually Paid to PEO	Average Summary Compen-sation Table Total for Non-PEO Named Executive Officers[(1)]	Average Compen-sation Actually Paid to Non-PEO Named Executive Officers[(1)]	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)	Earnings per Share (diluted)
					Total Shareholder Return	Peer Group[(2)]		
2024	$ 3,063,169	$ 2,034,755	$ 1,266,665	$ 1,177,595	$66	$131	$(47.0)	$(1.56)
2023	$ 3,191,637	$ 1,250,569	$ 1,069,067	$ 746,812	$72	$116	$100.5	$3.31
2022	$ 4,418,281	$ 3,272,186	$ 1,853,466	$ 1,606,230	$98	$116	$140.9	$4.39
2021	$ 5,491,034	$ 6,808,025	$ 1,960,009	$ 2,559,884	$126	$125	$176.7	$5.52
2020	$ 3,609,296	$ 3,163,054	$ 1,887,526	$ 1,767,368	$87	$91	$132.2	$4.18

(1) In 2024, includes Messrs. Pozez, Newell, Riel, Ms. Williams and Ms. Lee. In 2023, includes Messrs. Pozez, Newell, Levingston, Marquez, Riel and Rheaume and Ms. Williams. In 2022, 2021 and 2020, includes Messrs. Pozez, Levingston, Marquez and Rheaume and Ms. Williams.

(2) Peer group is the KBW NASDAQ Regional Bank Index, which is the peer group used for our performance graph in our December 31, 2024 Annual Report on Form 10-K.

Eagle Bancorp, Inc. 48 2025 Proxy Statement

To calculate Compensation Actually Paid (CAP) for the PEO and the Average of the non-PEOs, the following adjustments were made to SCT total compensation, calculated in accordance with Item 402(v) of Regulation S-K for determining CAP for each year shown:

Pay versus Performance Adjustment	PEO				
	2024	2023	2022	2021	2020
SCT Total Compensation	$3,063,169	$3,191,637	$ 4,418,281	$ 5,491,034	$ 3,609,296
Less: Change in Pension Value	—	—	(7,039)	(219)	(38,842)
Add: Actuarially Determined Service Cost	(87,807)	(103,359)	(72,645)	(85,621)	(39,675)
Less: Values Reported in the SCT for Stock Awards Granted in the Covered Year	(2,017,169)	(2,194,859)	(1,902,462)	(1,903,140)	(1,722,851)
Add: Fair Values of the Stock Awards Granted in the Covered Year	2,148,070	1,473,546	1,479,957	2,309,113	1,557,901
Change in Fair Value of Unvested Stock Award from Prior Years	(737,771)	(827,708)	(690,887)	816,273	(148,555)
Change in Fair Value of Unvested Stock Award from Prior Years that Vest in Covered Year	(78,141)	(364,006)	15,968	144,812	1,779
Less: Fair Value of Stock Awards Forfeited During the Covered Year	(326,086)	—	(32,554)	(7,228)	(76,933)
Add: Dividends on Stock Award in the Covered Fiscal Year Before Vesting Date	70,490	75,318	63,567	43,001	20,934
Compensation Actually Paid	$ 2,034,755	$ 1,250,569	$ 3,272,186	$ 6,808,025	$ 3,163,054

Pay versus Performance Adjustment	Average of Non-PEO NEOs				
	2024	2023	2022	2021	2020
SCT Total Compensation	$ 1,266,665	$ 1,069,067	$ 1,853,466	$ 1,960,009	$ 1,887,526
Less: Change in Pension Value	1,080	(55,763)	(86,333)	(75,121)	(50,658)
Add: Actuarially Determined Service Cost	(9,051)	40,789	70,066	62,576	41,103
Less: Values Reported in the SCT for Stock Awards Granted in the Covered Year	(584,494)	(392,149)	(395,991)	(404,079)	(942,683)
Add: Fair Values of the Stock Awards Granted in the Covered Year	621,913	232,362	308,045	490,275	932,123
Change in Fair Value of Unvested Stock Award from Prior Years	(76,931)	(99,935)	(156,331)	404,948	(84,216)
Change in Fair Value of Unvested Stock Award from Prior Years that Vest in Covered Year	(34,129)	(61,501)	11,792	100,865	(6,878)
Less: Fair Value of Stock Awards Forfeited During the Covered Year	(21,625)	—	(16,440)	(3,345)	(26,367)
Add: Dividends on Stock Award in the Covered Fiscal Year Before Vesting Date	14,167	13,942	17,956	23,756	17,418
Compensation Actually Paid	$ 1,177,595	$ 746,812	$ 1,606,230	$ 2,559,884	$ 1,767,368

Eagle Bancorp, Inc. 49 2025 Proxy Statement

The following is a list of the most important financial measures, along with Earnings Per Share, used for the most recent fiscal year to link compensation actually paid to the PEO and Non-PEO named executive officers: • Adjusted net income • Net interest margin • Earnings per share • Relative return on average assets • Average loans • Relative total shareholder return • Efficiency The following charts show compensation actually paid relative to financial measures. As discussed above, financial measures for 2022 are shown as reported and on an adjusted basis. Eagle Bancorp, Inc. 50 2025 Proxy Statement

Vote Required and Board Recommendation As this is an uncontested election of directors, our Articles of Incorporation and Bylaws provide that directors are elected by a plurality of the votes cast in the election; provided, however, that any nominee who does not receive more votes cast for than are withheld or cast against such nominee, must, immediately after the certification of the shareholder vote, submit his or her resignation, subject to acceptance or declination by the Board of Directors, to be effective upon the first to occur of (i) acceptance by the Board of Directors or (ii) 120 days after the date of the certification. Proposal 1: The Board of Directors recommends that shareholders vote FOR each of the nominees for election as directors. Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm The Audit Committee of the Board of Directors has selected Crowe LLP (“Crowe”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2025. Crowe served as the Company's independent registered public accounting firm in 2024, 2023, and 2022. Services provided to the Company and its subsidiaries by Crowe in 2024, 2023, and 2022 are described under “Fees Paid to Independent Accounting Firms” below. Additional information regarding the Audit Committee is provided below. Representatives of Crowe are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Fees Paid to Independent Accounting Firm 2024 2023 Audit fees(1) - Crowe LLP $ 944,500 $ 835,000 Audit related fees(2) - Crowe LLP 47,250 30,000 All other fees - Crowe LLP 72,353 58,500 Total $ 1,064,103 $ 923,500 (1) Audit Fees consist of the aggregate amount of fees billed to the Company for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings. (2) Audit–Related Fees consist of the aggregate amount of fees billed to the Company for services related to the performance of other audit services in connection with the Company’s securities and regulatory filings and GNMA and HUD audits. None of the engagements of Crowe to provide non-audit services were made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the SEC and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception. Eagle Bancorp, Inc. 51 2025 Proxy Statement

Audit Committee Report The Audit Committee has: • reviewed and discussed with management the audited consolidated financial statements and the auditors’ report on internal controls included in the Company’s Annual Report on Form 10-K; • discussed with Crowe, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and • received the written disclosures and letter from Crowe as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Crowe, its independence. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Crowe is compatible with the auditor’s independence. Members of the Audit Committee Kathy A. Raffa, Chair Matthew D. Brockwell Theresa G. LaPlaca This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. Vote Required and Board Recommendation The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Crowe, and may retain Crowe or another firm, without resubmitting the matter to shareholders. Proposal 2: The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Crowe as the Company’s independent registered public accounting firm. Proposal 3: Non-Binding Advisory Vote on Executive Compensation Section 14A of the Exchange Act, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the SEC adopted thereunder (“Section 14A”), requires that a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC, must be included in the Company’s proxy materials for the Annual Meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution: RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2025 Annual Meeting pursuant to the rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives. Eagle Bancorp, Inc. 52 2025 Proxy Statement

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors; changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors. The next Say-on-Pay proposal will be put before shareholders at the 2026 Annual Meeting. Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures. Vote Required and Board Recommendation The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. We believe our compensation policies are strongly aligned with the long term interests of the Company and its shareholders. Proposal 3: The Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution on executive compensation. Proposal 4: Approval of Eagle Bancorp, Inc. 2025 Equity Incentive Plan The Board of Directors has adopted, subject to shareholder approval, the Eagle Bancorp, Inc. 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”) to provide the Company with sufficient equity compensation to meet the objectives of appropriately incentivizing our officers, other employees and directors in order to execute on our strategic plan to build shareholder value, while providing appropriate shareholder protections. Upon shareholder approval of the 2025 Equity Incentive Plan, the Company will no longer make grants under the Eagle Bancorp, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Awards outstanding under the 2021 Plan will continue to remain outstanding and subject to the terms and conditions of the 2021 Plan. If shareholders do not approve the 2025 Equity Incentive Plan, the Company will not have enough shares available under the 2021 Plan to continue its annual equity grant practices after fiscal year 2025, resulting in the loss of an important compensation tool designed to align compensation with shareholder interests and to attract, motivate, and retain highly-qualified talent in a competitive labor market. In adopting the 2025 Equity Incentive Plan, the Compensation Committee considered the number of shares required to continue making equity awards at levels consistent with past practice as well as the dilutive impact that the shares reserve could have on our shareholders. The Board of Directors, through its Compensation Committee, and the Compensation Committee’s independent consultant, Aon, has evaluated the practices of financial institutions in our marketplace related to equity plan design and equity grant practices and determined that the maximum number of shares of common stock that may be available for awards of stock options, restricted stock awards, and restricted stock units under the 2025 Equity Incentive Plan is equal to (i) 925,000 shares of common stock, plus (ii) any shares of common stock returned to the 2021 Plan after the effective date of the 2025 Equity Incentive Plan as a result of expiration, cancellation, or forfeiture of awards issued under the 2021 Plan. The Company believes that equity awards constitute an important component in a balanced, comprehensive compensation program. The Company has also evaluated its strategic plan and believes the 2025 Equity Incentive Plan is appropriately designed to allow the Company to meet its compensation objectives. Many of the companies with which we compete with for officers, employees and directors offer equity compensation as part of their overall compensation programs. By approving the 2025 Equity Incentive Plan, our shareholders will provide us the flexibility we need to continue to attract, motivate and retain highly-qualified officers, employees and directors by offering a competitive compensation program with a component linked to the performance of our common stock and, therefore, aligned with the interests of our shareholders. Eagle Bancorp, Inc. 53 2025 Proxy Statement

The following summarizes the key features of the 2025 Equity Incentive Plan, which is qualified in its entirety by reference to the provisions of the 2025 Equity Incentive Plan, attached hereto as Appendix A. Unless indicated otherwise, capitalized terms are defined in the 2025 Equity Incentive Plan. Key Attribute Feature Discussion Vesting Period The Compensation Committee will determine the vesting schedule or performance criteria for each Award. At least 95% of the Awards under the 2025 Equity Incentive Plan will vest no earlier than one year after the grant date While the Compensation Committee may set the vesting schedule or conditions, the Compensation Committee views equity awards as a longer-term compensation element. Prohibition Against Stock Option Repricing Neither the Compensation Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a Stock Option previously granted under the 2025 Equity Incentive Plan, except in the event of certain corporate transactions set forth in the 2025 Equity Incentive Plan (including stock splits, and stock dividends) or adjustments approved by the Company’s shareholders. The Compensation Committee believes that repricing Stock Options is contrary to the objectives of Stock Options and would not be in alignment with the interest of shareholders. Dividends on Restricted Stock Awards and Dividend Equivalent Rights on Restricted Stock Units Dividends paid on restricted stock awards and dividend equivalent rights paid on restricted stock units subject to time-based vesting or performance-based vesting shall be distributed to a participant upon the vesting date of such restricted stock award or restricted stock unit. If the award does not vest, the participant will not receive such dividends. The Compensation Committee believes that the timing of dividend payments is appropriately aligned with the interests of shareholders. Acceleration of Vesting - Termination of Service due to Death and Disability Unless otherwise specified by the Compensation Committee, Awards vest upon a participant’s termination of service due to death or Disability and Stock Options remain exercisable for one year. The Compensation Committee believes that recognizing participant contributions and vesting Awards upon death and Disability is appropriately aligned with the interests of shareholders. Acceleration of Vesting - Termination of Service for Cause or resignation for any reason (except death, Disability, Retirement, or following a Change in Control) Unless otherwise specified by the Compensation Committee, no Awards will vest upon a participant’s termination for cause or a voluntary resignation for any reason (except death, Disability or Retirement). Generally, all vested Stock Options remain exercisable for three months from the date of termination of service due to a resignation for any reason (except death or Disability, in which case they will remain exercisable for one year, and Retirement, in which case they will remain exercisable for the duration of the term). Upon a termination for cause, all unvested Awards, including unexercised Stock Options, will be forfeited. The Compensation Committee believes that acceleration of vesting following a termination of service for reasons other than death, Disability, Retirement or upon a qualifying termination following a change in control is not appropriately aligned with the objectives of the 2025 Equity Incentive Plan or the interests of shareholders. Eagle Bancorp, Inc. 54 2025 Proxy Statement

Acceleration of Vesting - Committee Discretion Vesting of Awards may be accelerated by the Compensation Committee, at its discretion, except that the Compensation Committee may not accelerate the vesting of any Award within the first year following the date of grant subject to certain exceptions. The Compensation Committee determined that discretion to accelerate awards is important to allow the Company to respond to employment- related matters or other unforeseen circumstances that could warrant consideration of acceleration. Acceleration of Vesting - Termination of Service without Cause or Resignation for Good Reason following a Change in Control (i.e., an Involuntary Termination of Service) Unless otherwise specified by the Compensation Committee: All unvested service-based Awards will vest upon an Involuntary Termination of Service following a Change in Control. Stock Options will remain exercisable for one year following an Involuntary Termination of Service following a Change in Control All Performance Awards will vest upon an Involuntary Termination of Service following a Change in Control based on the greater of target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter. The Compensation Committee determined that a “double trigger” vesting acceleration in connection with a Change in Control is appropriate in providing the Company with a meaningful retention tool, and any future acquirer with the ability to appropriately manage human resources during any merger integration. Vesting and Exercisability on Retirement Upon the Termination of Service due to Retirement, vested Stock Options shall remain exercisable for the duration of the term. Unless otherwise specified by the Compensation Committee, any Stock Options and/or Restricted Stock Units that have not vested as of the date of Retirement shall continue to vest in accordance with the schedule set forth in the award agreement “Retirement” means retirement from employment after a participant has attained age sixty-five (65) and completed at least five (5) years of employment with the Company. Participants and Share Price As of March 26, 2025, the closing per share price of our common stock was $21.38, as reported on The Nasdaq Stock Market, and eight non-employee directors and approximately 465 employees would be eligible to receive awards under the 2025 Equity Incentive Plan. Limitation of Grants to Non-Employee Directors and Employees The sum of the grant date fair value of equity awards granted under the 2025 Equity Incentive Plan, including Stock Options, Restricted Stock and Restricted Stock Units may not exceed: (i) for non-employee directors, $500,000 during any calendar year, and (ii) for employees, $3,000,000 in Restricted Stock or Restricted Stock Units and 100,000 Stock Options during any calendar year. The Compensation Committee expects that it will continue to use the services of an independent compensation consultant to assist it in making equity award grants, but believes it is important to provide calendar year plan limitations of grant date fair value to participants. Recycling of Equity Awards Only forfeited and expired Awards are available for reissuance under the Plan. The Compensation Committee believes that conservative recycling of equity awards is an important provision in the 2025 Equity Incentive Plan and properly aligns with the interests of shareholders. Automatic Exercise of Stock Options At the Compensation Committee’s discretion, Stock Options that are exercisable but unexercised as of the day immediately before their expiration date may be automatically exercised on behalf of a participant, in accordance with procedures established by the Compensation Committee. The Compensation Committee believes that providing for an automatic exercise is in the best interest of the Company and participants and provides for an efficient mechanism to exercise Stock Options. Eagle Bancorp, Inc. 55 2025 Proxy Statement

Clawback of Equity Awards The 2025 Equity Incentive Plan provides for a number of forfeiture events including termination for cause, automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 related to accounting restatements, and any clawback policy of the Company. The Compensation Committee believes it is necessary to maintain strong clawback provisions for equity awards. Equity Compensation Plan Information New Plan Benefits Under the 2025 Equity Incentive Plan. Future benefits under the 2025 Equity Incentive Plan will be granted at the discretion of the Compensation Committee and are therefore not currently determinable. The following table sets forth information, as of December 31, 2024, about common stock that may be issued upon exercise of options under stock-based benefit plans maintained by the Company, as well as the number of securities available for issuance under equity compensation plans: Plan category Number of securities to be issued upon exercise of outstanding options, warrants and rights Weighted-average exercise price of outstanding options, warrants and rights Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) Equity compensation plans approved by security holders 2,500 $47.95 491,576 Equity compensation plans not approved by security holders 0 $0.00 0 Total 2,500 $47.95 491,576 Federal Income Tax Considerations The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the 2025 Equity Incentive Plan. Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise. Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). The Company will not be entitled to a tax deduction upon the exercise of an incentive stock option. The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise. If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. Eagle Bancorp, Inc. 56 2025 Proxy Statement

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and we will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award subject to such election in taxable income in the year of grant at the grant date fair market value. Participants will be able to exercise voting rights with respect to unvested restricted stock awards. Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Section 83(b) of the Internal Revenue Code since no stock is actually transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award is distributed at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at that time and taxation will be deferred until the value of the restricted stock unit is distributed. At the time the recipient recognizes taxable income on a restricted stock unit, we will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient. Dividend Equivalent Rights. The grant of a dividend equivalent right will not result in taxable income to the participant. At the time of payment of a cash dividend with respect to shares of Company stock underlying a dividend equivalent right, or with respect to a stand-alone dividend equivalent right, the cash received will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding tax deduction. Withholding of Taxes. We may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Compensation Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements. Change in Control. Any acceleration of the vesting or payment of awards under the 2025 Equity Incentive Plan in the event of a change in control or termination of service following a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by Eagle Bancorp, Inc. Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2025 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2025 Equity Incentive Plan. Accounting Treatment Under U.S. generally accepted accounting principles, we are required to recognize compensation expense in our financial statements over the requisite service period or performance period based on the grant date fair value of stock options and other equity-based compensation (such as restricted stock awards and restricted stock units). Eagle Bancorp, Inc. 57 2025 Proxy Statement

Vote Required and Board Recommendation The affirmative vote of a majority of votes cast on the proposal is required for approval of the 2025 Equity Incentive Plan. If the shareholders fail to approve the 2025 Equity Incentive Plan, the 2025 Equity Incentive Plan will not be adopted, and the Company may not be able to continue to incentivize employees with equity awards. Proposal 4: The Board of Directors recommends that shareholders vote FOR the Approval of the 2025 Equity Incentive Plan. Form 10-K Annual Report The Company will provide, without charge, to any shareholder entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a hard copy of its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary of the Company, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com. Delinquent Section 16(a) Reports Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on SEC Forms 3, 4 and 5. Based solely upon the Company’s review of the copies of the Forms 3 and 4 which have been filed electronically with the SEC during the year ended December 31, 2024, and Forms 5 filed electronically with the SEC with respect to the year ended December 31, 2024, and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except for: • Mr. Rheaume, a Form 4 filed February 20, 2024 to report the withholding of shares to satisfy tax obligations in connection with the partial vesting of a restricted stock award granted on February 14, 2022; • Mr. Mathews, a Form 3 filed August 8, 2024 to report Mr. Mathews's initial ownership of Company securities upon his appointment as Director, effective July 26, 2024; • Mr. Geoghegan, a Form 4 filed October 17, 2024 to report a September 15, 2024 award of time-vested restricted stock; and • Ms. Ludwig, a January 7, 2025 Form 4 to report a November 27, 2024 transfer of shares, which were previously held directly by Ms. Ludwig, to a revocable trust of which Ms. Ludwig is a co-trustee and a beneficiary, for no consideration. Eagle Bancorp, Inc. 58 2025 Proxy Statement

Q&A About the Proxy Materials and Our Annual Meeting When and where is the Annual Meeting of Shareholders being held? We have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. There will be no physical meeting location. However, a shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 13, 2025. The virtual meeting is being held at 10:00 A.M., EDT on Thursday, May 15, 2025. To participate in the virtual meeting, you must register in advance by 11:59 P.M. EDT on May 13, 2025. Please follow the instructions found on your proxy card, Notice and Access card or voter instruction form, and on the following pages of this proxy. On the day of the meeting, visit http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com] and enter the password received in your registration confirmation. You may begin to log into the meeting platform beginning at 9:30 A.M. EDT on May 15, 2025. Audio only access to the meeting will be available by dialing 1 (562) 247-8422 and inputting access code 377-234-152. The meeting will begin promptly at 10:00 A.M., EDT on Thursday, May 15, 2025. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings. How do I attend the Annual Meeting virtually? If you wish to listen to the audio, view the presentation and vote or ask questions at the Annual Meeting, you must go to http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com]. You must enter the password received in your registration confirmation. If you hold your shares through a broker, you must register in advance using the instructions below. If you wish to have audio-only access, with no ability to view the presentation, vote or ask questions, then you may join the meeting by calling 1 (562) 247-8422 and inputting access code 377-234-152. How do I submit questions or make comments? If you wish to submit a question or make a comment before the Annual Meeting or during the Annual Meeting, you may log into http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com] and enter your control number and the password received in your registration confirmation beginning at 9:30 A.M. EDT, on May 15, 2025. Once past the login screen, click on the ‘‘messages’’ icon at the top of the screen and type your question or comment in the “Ask a question” field and then click to submit. Questions or comments pertinent to meeting matters will be addressed during the Annual Meeting, subject to time constraints. Questions or comments that relate to proposals that are not properly submitted before the Annual Meeting, relate to matters that are not proper subject for action by shareholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder or are not otherwise suitable for the conduct of the Annual Meeting as determined in the sole discretion of the Company will not be answered. Additional rules of conduct and procedures may apply during the Annual Meeting and will be available for you to review in advance of the meeting at http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com]. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at http://web.viewproxy.com/ EagleBankCorp/2025/VM [web.viewproxy.com]. The questions and answers will be available as soon as practical after the meeting and will remain available until May 23, 2025 after posting. Eagle Bancorp, Inc. 59 2025 Proxy Statement

What am I being asked to vote on at the meeting? You are being asked to vote on four proposals at the meeting: 1. the election of eight directors for a one year term until the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified; 2. the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and 3. non-binding, advisory approval on the compensation of our named executive officers. 4. the approval of the Eagle Bancorp, Inc. 2025 Equity Incentive Plan. How does the Board recommend I vote? The Board unanimously recommends that you vote: • FOR the election of all of the nominees for election as director (see Proposal 1 on page 9); • FOR the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025 (see Proposal 2 on page 51); • FOR the nonbinding resolution approving our named executive officer compensation (see Proposal 3 on page 52); and • FOR the approval of the Eagle Bancorp, Inc. 2025 Equity Incentive Plan (see Proposal 4 on page 53) Who is entitled to vote at the meeting? Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 20, 2025, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 30,369,772 shares of common stock outstanding, held by approximately 22,230 total shareholders, including 466 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting. Shareholder of Record: If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you must register to be able to attend the Annual Meeting via live audio webcast, and can vote your shares electronically at https:// www.aalvote.com/EGBN. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?” below for more information.) You may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy: • by Internet: go to https://www.aalvote.com/EGBN and follow the instructions provided; • by toll-free telephone: call 1 (866) 804-9616; or • by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope. Beneficial Owner: If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give the broker instructions as to how the broker should vote your shares by following the instructions you received from your broker. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you received from your broker will not allow you to vote at the meeting. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually?” below for more information.) Please note that your broker may have a deadline for submitting voting instructions that is earlier than the voting deadline for recordholders. Eagle Bancorp, Inc. 60 2025 Proxy Statement

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, either by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum. Will my broker vote my shares for me? Your broker will not vote your shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions, although your broker can vote your shares with respect to the ratification of the appointment of our independent registered public accounting firm. How do I register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually? Shareholder of Record: If you are a shareholder of record of the common stock (i.e., your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent), you must register in advance to attend the Annual Meeting virtually. Please register to attend the Annual Meeting at http://web.viewproxy.com/ EagleBankCorp/2025/VM [web.viewproxy.com] by 11:59 PM EDT on May 13, 2025. You will need to enter your name, phone number, virtual control number (found on your proxy card or Notice and Access card) and email address as part of the registration, following which, you will receive an email confirming your registration, as well as the password to attend the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http:// web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com] (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email). Beneficial Owner: If you hold your shares “in street name” through a broker, you must register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually. To register to attend the Annual Meeting, you will need to obtain proxy power (a “legal proxy”) from your broker. A brokerage statement or the voting instruction form you receive from your broker will not allow you to attend or vote at the virtual meeting. Please register to attend the Annual Meeting at http://web.viewproxy.com/EagleBankCorp/2025/VM [web.viewproxy.com] by 11:59 P.M. EDT on May 13, 2025. You will need to enter your name, phone number and email address, and provide a copy of your legal proxy (which may be uploaded to the registration website or sent via VirtualMeeting@viewproxy.com as part of the registration), following which, you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://web.viewproxy.com/ EagleBankCorp/2025/VM [web.viewproxy.com] (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email). What if I have trouble accessing the meeting virtually? The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants using Wi-Fi, should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Please be sure to check in by 9:30 A.M. EDT on May 15, 2025, the day of the Annual Meeting, so that Alliance Advisors LLC ("Alliance") may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any technical difficulties accessing the virtual meeting platform on the meeting day, please email VirtualMeeting@viewproxy.com or call 866-612-8937. Technical support will be available starting at 9:00 A.M. EDT on May 15, 2025. Eagle Bancorp, Inc. 61 2025 Proxy Statement

How many votes do I have? You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors. What is the quorum requirement for the meeting? Representation, by virtual attendance or proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting. How will proxies be voted and counted? Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted: • FOR the election of all the nominees for election as directors; • FOR the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025; and • FOR the non-binding resolution approving our named executive officer compensation; • FOR the approval of the Eagle Bancorp, Inc. 2025 Equity Incentive Plan We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the person(s) named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment. The Inspector of Election appointed for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter. Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote. Can I revoke my proxy after I submit it? Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting by: • granting a later proxy with respect to the same shares; • sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or • voting at the meeting. Your attendance at the virtual meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares. What votes are required to approve the election of directors and the other proposals? Under our Articles of Incorporation and Bylaws, directors are elected at the Annual Meeting by a plurality of the votes cast in the election. Since this is not a contested election, nominees who do not receive more votes cast for their election than votes withheld or cast against their election must submit their resignation after certification of the vote. Ratification of the appointment of our independent registered public accounting firm and approval of the non-binding, advisory resolution on compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on such matters. The vote on the frequency of future nonbinding, advisory votes on executive compensation is not an up or down vote on the Board’s recommendation. Abstentions and broker non-votes will not be counted as votes cast and so will have no effect on the outcome of the vote on any of the proposals. Eagle Bancorp, Inc. 62 2025 Proxy Statement

How are proxies being solicited? In addition to the use of these proxy materials, proxies may also be solicited personally or by telephone by officers, employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance, a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a base fee of $9,500, plus per-call fees and reimbursement of its out-of-pocket expenses for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company. How can I find out the results of the voting at the Annual Meeting? Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8- K within four business days after the day final results are available. What does it mean if I receive more than one set of materials? This most likely means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials or Notice and Access cards. In order to vote all the shares you own, you must complete, sign, and return all of the proxy cards or voting instruction forms or follow the instructions for any alternative voting procedure on each of the Notice and Access cards or voting forms you receive. Each proxy card or voting instruction form you receive should come with its own prepaid return envelope. If you vote by mail, make sure you return each voting form in the return envelope that accompanied that voting form. Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials? In some cases, only one set of the proxy materials is delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary of the Company, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above. Other Matters The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters. Eagle Bancorp, Inc. 63 2025 Proxy Statement

Shareholder Proposals All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 2, 2025. Shareholder proposals for nominations for election as director must be received by the Company no later than January 1, 2026. In order to be eligible for consideration at the next annual meeting of shareholders, for a shareholder proposal for business other than the election of directors, the Company must receive notice of the shareholder proposal not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty-five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed. The deadline for providing notice of a solicitation of proxies in support of director nominees other than the registrant’s nominees for the Company’s next annual meeting is 60 calendar days prior to the anniversary of the previous year's annual meeting date. Such notice must be delivered to the Corporate Secretary at 7830 Old Georgetown Road, Bethesda, Maryland 20814. By Order of the Board of Directors Jane E. Cornett, Corporate Secretary April 1, 2025 Eagle Bancorp, Inc. 64 2025 Proxy Statement

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Appendix Exhibit 1. 2025 Equity Incentive Plan EAGLE BANCORP, INC. 2025 EQUITY INCENTIVE PLAN ARTICLE 1 - GENERAL Section 1.1 Purpose, Effective Date and Term. The purpose of this Eagle Bancorp, Inc. 2025 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Eagle Bancorp, Inc. (the “Company”), and its Subsidiaries, including EagleBank (the “Bank”) by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Company’s shareholders through the ownership of shares of Company Stock. The “Effective Date” of the Plan shall be the date on which the Plan satisfies the applicable shareholder approval requirements. The Plan will remain in effect as long as any Awards remain outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately prior to the ten-year anniversary of the Effective Date. Upon shareholder approval of the Plan, no further awards shall be granted under the Eagle Bancorp, Inc. 2021 Equity Incentive Plan, which shall remain in existence solely for the purpose of administering outstanding grants under those plans. Section 1.2 Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), in accordance with Section 5.1. Section 1.3 Participation. Each individual who is granted or holds an Award in accordance with the terms of the Plan will be a participant in the Plan (a “Participant”). The grant of Awards shall be limited to Employees and Directors. Section 1.4 Definitions. Capitalized terms used in the Plan are defined in Article 8 and elsewhere in the Plan. ARTICLE 2 - AWARDS Section 2.1 General. Any Award under the Plan may be granted singularly, or in combination with another Award (or Awards). Each Award under the Plan shall be subject to the terms and conditions of the Plan and any additional terms, conditions, limitations and restrictions provided by the Committee with respect to the Award and as evidenced in an Award Agreement. Every Award under the Plan shall require a written Award Agreement. Subject to the provisions of Section 2.2(d), an Award may be granted as an alternative to or replacement of an existing Award under the Plan or any other plan of the Company or any Subsidiary (provided, however, that no reload Awards shall be granted hereunder) or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or its Subsidiaries, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include: (a) Stock Options. A Stock Option means a grant under Section 2.2 that represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any Stock Option may be either an Incentive Stock Option (an “ISO”) that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b), or a Non-Qualified Stock Option (a “Non-Qualified Option”) that is not intended to be an ISO, provided, however, that no ISOs may be granted: (i) after the ten-year anniversary of the Effective Date or the date the Plan is approved by the Board of Directors, whichever is earlier, or (ii) to a non-employee. Unless otherwise specifically provided by its terms, any Stock Option granted under the Plan to an employee shall be an ISO to the maximum extent permitted. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify the Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided however, that any modification will be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A). (b) Restricted Stock Awards. A Restricted Stock Award means a grant of shares of Stock under Section 2.3 for no consideration or for such minimum consideration as may be required by applicable law, subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions. (c) Restricted Stock Units. A Restricted Stock Unit means a grant under Section 2.4 denominated in shares of Stock that is similar to a Restricted Stock Award except no shares of Stock are actually awarded on the date of grant of a Restricted Stock Unit. A Restricted Stock Unit is subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions and shall be settled in shares of Stock; provided, however, that in the sole discretion of the Committee, determined at the time of settlement, a Restricted Stock Unit may be settled in cash based on the Fair Market Value of a share of Stock multiplied by the number of Restricted Stock Units being settled. 67

(d) Performance Awards. A Performance Award means an Award under Sections 2.2, 2.3 or 2.4 that vests upon the achievement of one or more specified performance measures, as further set forth in Section 8.1 under “Performance Award.” Section 2.2 Stock Options. (a) Grant of Stock Options. Each Stock Option shall be evidenced by an Award Agreement that specifies: (i) the number of Stock Options covered by the Stock Option; (ii) the date of grant of the Stock Option and the Exercise Price; (iii) the vesting period or conditions to vesting; and (iv) such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. Stock Options may be granted as Performance Awards. (b) Terms and Conditions. A Stock Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to an ISO granted to an Employee who is a 10% Shareholder). The “Exercise Price” of each Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Shareholder; further, provided, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an employee or a director of an acquired entity. The payment of the Exercise Price of a Stock Option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by net settlement of the Stock Option, using a portion of the shares obtained on exercise in payment of the Exercise Price of the Stock Option (and if applicable, tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash- in-lieu paid by the Company, at its discretion, for the value of any fractional share. (c) Prohibition of Cash Buy-Outs of Underwater Stock Options. Under no circumstances will any Stock Option with an Exercise Price as of an applicable date that is greater than the Fair Market Value of a share of Stock as of the same date that was granted under the Plan be bought back by the Company without shareholder approval. (d) Prohibition Against Repricing. Except for adjustments pursuant to Section 3.4 or reductions of the Exercise Price approved by the Company’s shareholders, neither the Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Award’s in-the-money value or in exchange for Stock Options or other Awards), replacement grants, or other means. (e) Prohibition on Paying Dividends. No dividends shall be paid on Stock Options and no Dividend Equivalent Rights may be granted with respect to Stock Options. Section 2.3. Restricted Stock Awards. (a) Grant of Restricted Stock. Each Restricted Stock Award shall be evidenced by an Award Agreement, that specifies: (i) the number of shares of Stock covered by the Restricted Stock Award; (ii) the date of grant of the Restricted Stock Award; (iii) the vesting period or conditions to vesting; and (iv) such other terms and conditions not inconsistent with the Plan, including the effect of termination of Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. Restricted Stock Awards may be granted as Performance Awards. All Restricted Stock Awards shall be in the form of issued and outstanding shares of Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including in book entry on the books and records maintained by the transfer agent. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock (including that the Restricted Stock may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and Award Agreement) and/or that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. (b) Terms and Conditions. Each Restricted Stock Award shall be subject to the following terms and conditions: 68

(i) Dividends. No cash dividends shall be paid with respect to any Restricted Stock Awards unless and until the Participant vests in the underlying share(s) of Restricted Stock. Upon the vesting of a Restricted Stock Award, any dividends declared but not paid during the vesting period shall be paid within thirty (30) days following the vesting date. Any stock dividends declared on shares of Stock subject to a Restricted Stock Award shall be subject to the same restrictions and shall vest at the same time as the shares of Restricted Stock from which said dividends were derived. All unvested dividends shall be forfeited by the Participants to the extent their underlying Restricted Stock Awards are forfeited. (ii) Voting Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, a Participant shall have voting rights related to unvested, non-forfeited Restricted Stock Awards and the voting rights may be exercised by the Participant in his or her discretion. (iii) Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. Section 2.4 Restricted Stock Units. (a) Grant of Restricted Stock Unit Awards. Each Restricted Stock Unit shall be evidenced by an Award Agreement that specifies: (i) the number of Restricted Stock Units covered by the Award; (ii) the date of grant of the Restricted Stock Units; (iii) the Restriction Period; and (iv) such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. (b) Terms and Conditions. Each Restricted Stock Unit Award shall be subject to the following terms and conditions: (i) A Restricted Stock Unit Award shall be similar to a Restricted Stock Award except that no shares of Stock are actually awarded to the recipient on the date of grant. The Committee shall impose such conditions and/or restrictions on any Restricted Stock Unit Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures, restrictions under applicable laws or under the requirements of any Exchange or market upon which shares of Stock may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of the Restricted Stock Units. The Committee may make grants of Restricted Stock Units upon such terms and conditions as it may determine, which may include, but is not limited to, deferring receipt of the underlying shares of Stock provided the deferral complies with Section 409A of the Code and applicable provisions of the Plan. (ii) Restricted Stock Units may be granted as Performance Awards. (iii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of grant of a Restricted Stock Unit for which a Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period or (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units. (iv) A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. (v) No dividends shall be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be assigned to Restricted Stock Units. A Dividend Equivalent Right, if any, shall be paid at the same time as the shares of Stock or cash subject to the Restricted Stock Unit are distributed to the Participant and is otherwise subject to the same rights and restrictions as the underlying Restricted Stock Unit. Section 2.5 Vesting of Awards. The Committee shall specify the vesting schedule or conditions of each Award. At least ninety-five percent (95%) of all Awards under the Plan shall be subject to a vesting requirement of at least one year of Service following the grant of the Award, subject to acceleration of vesting, to the extent authorized by the Committee or set forth in the Award Agreement, upon the Participant’s death, Disability or in connection with an Involuntary Termination at or following a Change in Control as set forth in Article IV. 69

Section 2.6 Deferred Compensation. Subject to approval by the Committee before an election is made, an Award of Restricted Stock Units may be deferred pursuant to a valid deferral election made by a Participant. If a deferral election is made by a Participant, the Award Agreement shall specify the terms of the deferral and shall constitute the deferral plan pursuant to the requirements of Code Section 409A. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A. Unless otherwise provided in a valid election form intended to comply with Code Section 409A, all Awards that are considered Deferred Compensation hereunder shall settle and be paid in no event later than 2½ months following the end of the calendar year with respect to which the Award’s substantial risk of forfeiture lapsed. Section 2.7. Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available under an Award and, in so doing, may make distinctions based upon, among other things, the reason(s) for the Termination of Service and type of Award. Unless otherwise specified by the Committee and set forth in an Award Agreement or as set forth in any employment or severance agreement entered into by and between the Company and/or a Subsidiary and the Participant, the following provisions shall apply to each Award granted under this Plan: (a) Upon the Participant’s Termination of Service for any reason other than due to Disability, death, or Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination, and may be exercised only for a period of three (3) months following termination and any Restricted Stock Awards or Restricted Stock Units that have not vested as of the date of Termination of Service shall expire and be forfeited provided, however, that upon the Participant’s Termination of Service due to Retirement, the Participant’s Stock Options shall remain exercisable for the duration of the term set forth in the Award Agreement. Unless the Committee specifies that an unvested Award shall be forfeited on Retirement, any Stock Options and/or Restricted Stock Units that have not vested as of the date of Termination of Service due to Retirement shall continue to vest in accordance with the schedule set forth in the Award Agreement. No Stock Options will be considered ISOs unless exercised within 3 months of Termination of Service, except to the extent set forth in 2.8(c) hereof. (b) In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised (whether or not vested), and all Restricted Stock Awards and Restricted Stock Units that have not vested, shall expire and be forfeited. (c) Upon Termination of Service on account of Disability or death, all Stock Options shall be fully exercisable, whether or not then exercisable, and all Restricted Stock Awards and Restricted Stock Units shall immediately vest, whether or not Service-based or that vest based on the achievement of performance targets, as to all shares subject to an outstanding Award at the date of Termination of Service, provided further any Awards that vest based on the achievement of performance targets shall vest one hundred percent (100%) at target as of the date of Disability or death. Stock Options may be exercised for a period of one (1) year following Termination of Service due to death or Disability, or the remaining unexpired term of the Stock Option, if less, provided, however, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months after Termination of Service. (d) Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of the Stock Option. (e) Notwithstanding the provisions of this Section 2.7, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards, Restricted Stock Units and Performance Awards is as set forth in Article 4. ARTICLE 3 - Shares Subject to Plan Section 3.1 Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions. Section 3.2 Share Limitations. 70

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to (i) 925,000 shares of Stock, plus (ii) any shares of Stock returned to the Company’s 2021 Equity Incentive Plan after the effective date of this Plan as a result of expiration, cancellation, or forfeiture of awards issued under such plan, and shall be subject to adjustment as provided herein. As of the Effective Date of this Plan, no further grants will be made under the 2021 Equity Incentive Plan. Subject to the limitations set forth in this Section 3.2, Awards under the Plan may be made in any combination of shares of Restricted Stock Awards, Restricted Stock Units or Stock Options and all Awards may be granted as either Restricted Stock Awards, Restricted Stock Units or Stock Options, in the discretion of the Committee, and all Stock Options may be granted as Incentive Stock Options. The aggregate number of shares available for grant under the Plan and the number of shares of Stock subject to outstanding Awards shall be subject to adjustment as provided herein and in Section 3.4. (b) Computation of Shares Available. For purposes of this Section 3.2 and in connection with the granting of an Award, the number of shares of Stock available for the grant shall be reduced by the number of shares previously granted, subject to the following. To the extent any shares of Stock covered by an Award under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then the shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that: (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (ii) shares of Stock are withheld to satisfy tax withholding upon exercise or vesting of an Award granted hereunder; or (iii) shares are withheld to satisfy the Exercise Price of Stock Options in a net settlement of Stock Options, then the number of shares of Stock available shall be reduced by the gross number of Stock Options exercised or Stock returned to satisfy tax withholding, rather than by the net number of shares of Stock issued. Section 3.3. Limitations on Grants to Directors and Employees. (a) Stock Options, Restricted Stock Awards and Restricted Stock Units – Non-Employee Directors. The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options, Restricted Stock Awards or Restricted Stock Units granted to any one individual non-Employee Director during any calendar year shall be a number equal to the quotient of (i) $500,000 divided by (ii) the Fair Market Value of a share of Stock for a grant of Restricted Stock Awards or Restricted Stock Units on the date of grant or, for Stock Options, the fair value on the date of grant as determined under applicable accounting standards. (b) Stock Options – Employees. The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options granted to any one Employee pursuant to Section 3.2 during any calendar year shall be one hundred thousand (100,000) shares, all of which may be granted as ISOs. (c) Restricted Stock Awards, Restricted Stock Units and Performance Awards – Employees. The maximum number of shares of Stock, in the aggregate, that may be subject to Restricted Stock Awards, Restricted Stock Units or Performance Awards granted during any calendar year to any one Employee under the Plan shall be a number equal to the quotient of (i) $3,000,000 divided by (ii) the Fair Market Value of a share of Stock on the date of grant. (d) Awards Subject to Adjustment. The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards, including the limit on the number of Awards available for grant under this Plan described in this Section 3.3, shall be subject to adjustment as provided in Section 3.4. Section 3.4 Corporate Transactions. (a) General. If the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Awards may be made under the Plan shall be adjusted proportionately, so that the proportionate interest of the grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Stock Options shall not change the aggregate purchase price payable with respect to shares that are subject to the unexercised portion of the Stock Option outstanding but shall include a corresponding proportionate adjustment in the purchase price per share. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Stock Options, Restricted Stock Awards and Restricted Stock Units (including, without limitation, cancellation of Stock Options, Restricted Stock Awards and Restricted Stock Units in exchange for the in- the-money value, if any, of the vested portion thereof, or substitution or exchange of Stock Options, Restricted Stock Awards and Restricted Stock Units using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. 71

(b) Merger in which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise set forth in the agreement relating to the consummation of such merger, consolidation or other business reorganization, any Stock Options granted under the Plan that are outstanding immediately prior to such merger, consolidation or other business combination shall be converted into Stock Options to purchase voting common equity securities of the business entity that survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger. The Committee or the agreement related to such merger, consolidation or other business reorganization may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash (or acquirer stock) payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option being canceled; provided, further, that in the event the Exercise Price of outstanding Stock Options exceeds the value to be exchanged for an outstanding share of Stock (an “Underwater Stock Option”) in such merger, consolidation or other business reorganization, the Committee may, in its discretion, cancel and terminate such Underwater Stock Options without the consent of the holder of the Stock Option and without any payment to such holder. Section 3.5 Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following: (a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity. (b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be made on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange. ARTICLE 4 - CHANGE IN CONTROL Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares and cancellation of Stock Options in exchange for a cash or stock payment of the in-the- money value) and except as otherwise provided in the Plan and unless the Committee determines otherwise: (a) Upon an Involuntary Termination at or following a Change in Control, all Service-based Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option). All Stock Options may be exercised for a period of one (1) year following an Involuntary Termination following a Change in Control, provided, however, that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three (3) months following a termination of employment. (b) Upon an Involuntary Termination at or following a Change in Control, all Service-based Awards of Restricted Stock Awards and Restricted Stock Units, shall be fully earned and vested immediately. (c) Upon an Involuntary Termination at or following a Change in Control, all Performance Awards shall vest at the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter. (d) Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control in which the Company is not the surviving entity, any Awards granted under the Plan that are outstanding immediately prior to such Change in Control shall become fully vested in the event the successor entity does not assume the Awards granted under the Plan and Performance Awards shall vest at the rate specified in Section 4.1(c) of the Plan. Section 4.2 Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following: (a) there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to the Company, or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations; 72

(b) any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or (c) over a twelve (12) month period, a majority of the members of the Board of Directors of the Company are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of the Company in office prior to such appointment or election. Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 4.2(a), Section 4.2(b), or Section 4.2(c) does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder. ARTICLE 5 - COMMITTEE Section 5.1 Administration. The Plan shall be administered by the members of the Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board of Directors shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the Exchange Act. The Board of Directors, or if necessary to maintain compliance with the applicable listing standards, those members of the Board of Directors who are “independent directors” under the corporate governance statutes or rules of any Exchange on which the Company lists, or has listed or seeks to list its securities, may, in their discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee. Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following: (a) The Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Employees and Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, features, (including automatic exercise in accordance with Section 7.18) performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards, to cancel or suspend Awards (subject to the restrictions imposed by Article 6) and to reduce, eliminate or accelerate any restrictions applicable to an Award at any time after the grant of the Award, or to extend the time period to exercise a Stock Option, provided that such extension is consistent with Code Section 409A. Notwithstanding the foregoing, the Committee will not have the authority or discretion to accelerate the vesting requirements applicable to an Award to avoid the one-year minimum vesting requirement pursuant to Section 2.5 except in the event of a Change in Control as provided under Section 4.1 of the Plan and in the event of termination due to death or Disability. (b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. (c) The Committee will have the authority to define terms not otherwise defined herein. (d) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and applicable state corporate law. (e) The Committee will have the authority to: (i) suspend a Participant’s right to exercise a Stock Option in a particular manner (i.e., such as a “cashless exercise” or “broker-assisted exercise”) during a blackout period (or similar restricted period) (a “Blackout Period”) to the extent that the Committee deems it necessary or in the best interests of the Company in order to comply with the securities laws and regulations issued by the SEC; and (ii) to extend the period to exercise a Stock Option by a period of time equal to the Blackout Period, provided that the extension does not violate Section 409A of the Code, the Incentive Stock Option requirements or applicable laws and regulations. 73

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including (a) delegating to a committee of one or more members of the Board of Directors who are not “Disinterested Board Members,” the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (b) delegating to a committee of one or more members of the Board of Directors who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any Exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Committee at any time. Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with data and information it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee any evidence, data or information as the Committee considers desirable to carry out the terms of the Plan. Section 5.5 Committee Action. The Committee shall hold meetings, and may make administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee, including interpretations of provisions of the Plan, shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf. ARTICLE 6 - AMENDMENT AND TERMINATION Section 6.1 General. The Board of Directors may, as permitted by law, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may, at any time, amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.6, Section 3.4 and Section 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan before the date the amendment is adopted by the Board of Directors or made by the Committee; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) other than pursuant to Section 3.4, materially increase the aggregate number of securities that may be issued under the Plan, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s shareholders. Section 6.2 Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 to any Award granted under the Plan without further consideration or action. ARTICLE 7 - GENERAL TERMS Section 7.1 No Implied Rights. (a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property that the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right, evidenced by an Award Agreement, to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person. 74

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan. (c) No Rights as a Shareholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award shall confer upon the holder thereof any rights as a shareholder of the Company before the date on which the individual fulfills all conditions for receipt of such rights. Section 7.2 Transferability. Except as otherwise so provided by the Committee, Stock Options under the Plan are not transferable except: (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust, or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of this Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of the transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of Immediate Family Members or to charitable organizations, and; provided, further, that the transfers are not made for consideration to the Participant. Awards of Restricted Stock shall not be transferable, except in the event of death, before the time that the Awards vest. A Restricted Stock Unit Award is not transferable, except in the event of death, before the time that the Restricted Stock Unit Award vests and property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s beneficiary. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. Section 7.3 Designation of Beneficiaries. A Participant may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend the designation. Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of the beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone. Section 7.4 Non-Exclusivity. Neither the adoption of this Plan by the Board of Directors nor the submission of the Plan to the shareholders of the Company for approval (and any subsequent approval by the shareholders of the Company) shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt other incentive arrangements as may be deemed desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units and/or Stock Options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. Section 7.5 Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may, but need not require, that the Participant sign a copy of the Award Agreement. In the absence of a specific provision in the Award Agreement, the terms of the Plan shall control. In the event of a conflict between the terms of an Award Agreement and the Plan, the terms of the Plan will control. Section 7.6 Form and Time of Elections; Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service or as otherwise required by the Committee. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b). Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other written information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties. Section 7.8 Tax Withholding. 75

(a) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any taxes from any payment of any kind otherwise due to the Participant. The Company's obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant. (b) Payment in Stock. The Committee may require or permit the Company's tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants. Section 7.9 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution or unanimous written consent of its board of directors, or by action of one or more members of the board of directors (including a committee of the board of directors) who are duly authorized to act for the board or directors, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or Subsidiary. Section 7.10 Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company. Section 7.11 Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board of Directors, or an officer or Employee of the Company or a Subsidiary to whom authority was delegated in accordance with Section 5.3, shall be indemnified and held harmless by the Company (i) against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan; and (ii) against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Section 7.12 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether the fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down. Section 7.13 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located nearest to the Company’s home office within the State of Maryland shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award, each Participant, and any other person claiming any rights under the Plan, agrees to submit himself or herself, and any legal action brought with respect to the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes. Section 7.14 Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, non-qualified plan or other benefit plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a). 76

Section 7.15 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan. Section 7.16 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or an Award Agreement shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Notices, demands, claims and other communications shall be deemed given: (i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; (ii) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or (iii) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. If a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary, unless otherwise provided in the Participant’s Award Agreement. Section 7.17 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. These events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary. Section 7.18 Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a), any Stock Options that are exercisable but unexercised as of the day immediately before the expiration date of the Stock Option may be automatically exercised in accordance with procedures established for this purpose by the Committee, but only if the Exercise Price is less than the Fair Market Value of a share of Stock on such date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the Exercise Price and any applicable minimum tax withholding requirements. Payment of the exercise price and any applicable tax withholding requirements shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any applicable minimum tax withholding. Section 7.19 Regulatory Requirements. The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder. Section 7.20. Awards Subject to Company Clawback Policies and Restrictions. (a) Clawback Policies. Awards granted hereunder are subject to any clawback policy that may be adopted by the Company from time to time, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 apply as a result, any Participant who was an executive officer of the Company at the time of grant or at the time of restatement shall be subject to “clawback” as if such person was subject to Section 304 of the Sarbanes-Oxley Act of 2002. a. Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time. a. Hedging/Pledging Policy Restrictions. Awards under the Plan shall be subject to the Company’s policies relating to hedging and pledging as such may be in effect from time to time. ARTICLE 8 - DEFINED TERMS; CONSTRUCTION Section 8.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply: “10% Shareholder” means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. 77

Award” means any Stock Option, Restricted Stock Award, Restricted Stock Unit or Performance Award or any other right or interest relating to Stock or cash, granted to a Participant under the Plan. “Award Agreement” means the document (in whatever medium prescribed by the Committee and whether or not a signature is required or provided by a Participant) that evidences the terms and conditions of an Award. A copy of the Award Agreement will be provided (or made available electronically) to each Participant. “Board of Directors” means the Board of Directors of the Company. “Cause” If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have the meaning set forth in such agreement. In the absence of such a definition, “Cause” means termination because of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract. “Change in Control” has the meaning ascribed to it in Section 4.2. “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time. “Director” means a member of the Board of Directors or of a board of directors of a Subsidiary. “Disability.” If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” shall be defined in accordance with the Bank’s long-term disability plan. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a Disability has been incurred. “Disinterested Board Member” means a member of the Board of Directors who: (a) is not a current Employee of the Company or a Subsidiary, (b) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, for services rendered as a consultant or in any capacity other than as a Director, except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy rules of the SEC, as amended or any successor provision thereto, and (c) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of a “Non-Employee Directors” under Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any Exchange on which the Company lists or seeks to list its securities. “Dividend Equivalent Rights” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or Stock, as applicable, equal to the amount of dividends paid on a share of Stock, as specified in the Award Agreement. “Employee” means any person employed by the Company or a Subsidiary, including Directors who are employed by the Company or a Subsidiary. “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded. “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules, regulations and guidance promulgated thereunder, as modified from time to time. “Exercise Price” means the price established with respect to a Stock Option pursuant to Section 2.2. 78

“Fair Market Value” on any date, means (i) if the Stock is listed on an Exchange, national market system or automated quotation system, the closing sales price on that Exchange or over such system on that date or, in the absence of reported sales on that date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a an Exchange, national market system or automated quotation system, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A. “Good Reason.” A termination of employment by an Employee Participant shall be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events: (i) a material reduction in Participant’s base salary or base compensation; (ii) a material diminution in Participant’s authority, duties or responsibilities without the written consent of Participant; (iii) a change in the geographic location at which Participant must perform his duties that is more than twenty-five (25) miles from the location of Participant’s principal workplace on the date of this Agreement; or (iv) in the event a Participant is a party to an employment or change in control agreement that provides a definition for “Good Reason” or a substantially similar term, then the occurrence of any event set forth in such definition. Notwithstanding the foregoing, in the event an Award is subject to Code Section 409A, then “Good Reason” shall be defined in accordance with Code Section 409A, including the requirement that a Participant gives sixty (60) days’ notice to the Company or the Subsidiary for whom the Participant is employed of the Good Reason condition and the Company or Subsidiary, as applicable, shall have thirty (30) days to cure the Good Reason condition. Any distribution of an Award subject to Code Section 409A shall be subject to the distribution timing rules of Code Section 409A, including any delay in the distribution of such Award, which rules shall be set forth in the Award Agreement. “Immediate Family Member” means with respect to any Participant: (i) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (ii) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (iii) a trust in which any combination of the Participant and persons described in section (i) and (ii) above own more than fifty percent (50%) of the beneficial interests; (iv) a foundation in which any combination of the Participant and persons described in sections (i) and (ii) above control management of the assets; or (v) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (i) and (ii) above control more than fifty percent (50%) of the voting interests. “Involuntary Termination” means the Termination of Service of a Participant by the Company or Subsidiary, other than a termination for Cause, or termination of employment by an Employee Participant for Good Reason. “Incentive Stock Option” or “ISO” has the meaning ascribed to it in Section 2.1(a). “Non-Qualified Option” means the right to purchase shares of Stock that is either (i) granted to a Participant who is not an Employee, or (ii) granted to an Employee and either is not designated by the Committee to be an ISO or does not satisfy the requirements of Section 422 of the Code. “Performance Award” means an Award that vests in whole or in part upon the achievement of one or more specified performance measures, as determined by the Committee. Regardless of whether an Award is subject to the attainment of one or more performance measures, the Committee may also condition the vesting thereof upon the continued Service of the Participant. The conditions for grant or vesting and the other provisions of a Performance Award (including without limitation any applicable performance measures) need not be the same with respect to each Participant. A Performance Award shall vest, or as to Restricted Stock Units be settled, after the Committee has determined that the performance goals have been satisfied. Performance measures can include, but are not limited to: book value or tangible book value per share; basic earnings per share (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); basic cash earnings per share; diluted earnings per share; return on equity; net income or net income before taxes; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; financial return ratios; adjusted earnings, capital; increase in revenue; total shareholder return; net operating income, operating income; net interest margin or net interest rate spread; stock price; assets, growth in assets, loans or deposits, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, loan production volume, non-performing loans, deposits or assets; regulatory compliance or safety and soundness; achievement of balance sheet or income statement objectives and strategic business objectives, or any combination of these or other measures. 79

Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent the exclusion is set forth in the Participant’s Award Agreement and identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis Section, if any, of the Company’s annual proxy statement: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction. Subject to the preceding sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee. “Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Sections 2.1(b) and 2.3. “Restricted Stock Unit” has the meaning ascribed to it in Sections 2.1(c) and 2.4. “Restriction Period” has the meaning set forth in Section 2.4(b)(iii). “Retirement” means retirement from employment with the Company or a Subsidiary after Participant has attained age sixty-five (65) and completed at least five (5) years of employment with the Company or a Subsidiary. “Retirement” with respect to a non-employee Director means the termination of service from the Board(s) of Directors of the Company and any Subsidiary following written notice to such Board(s) of Directors of the non- employee Directors intention to retire. Notwithstanding the foregoing, unless the Committee specifies otherwise at the time of an Award, an Employee who continues to serve as a member of the Board of Directors following retirement as an Employee shall not be deemed to have terminated due to Retirement until the date on which Service as a Director has also terminated. “SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended and the rules, regulations and guidance promulgated thereunder and modified from time to time. “Service” means service as an Employee or non-employee Director of the Company or a Subsidiary, as the case may be. Service shall not be deemed interrupted in the case of (i) any approved leave of absence for military service or sickness, or for any other purpose approved by the Company or a Subsidiary, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, (ii) transfers among the Company, any Subsidiary, or any successor entities, in any capacity of Employee or Director, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity as Employee or Director (except as otherwise provided in the Award Agreement). “Stock” means the common stock of the Company, $0.01 par value per share. “Stock Option” has the meaning ascribed to it in Sections 2.1(a) and 2.2. “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests. “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director, regardless of the reason for such cessation, subject to the following: (a) The Participant’s cessation of Service as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries. 80

(b) The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services provided the leave of absence does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the six (6) month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1). (c) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of the Company or an entity that is then a Subsidiary, then the occurrence of the transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity by which the Participant is employed or to whom the Participant is providing Services. (d) Except to the extent Code Section 409A may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. If any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.6), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the employer and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than fifty percent (50%) of the average level of bona fide Services in the thirty-six (36) months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, the payment or a portion of the payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service. (e) With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director. Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply: (a) Actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion; (b) References to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (c) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (d) References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (e) Indications of time of day mean East Coast time; (f) The word “including” means “including, but not limited to”; (g) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified; (h) All words used in this Plan will be construed to be of such gender or number as the circumstances and context require; (i) The captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions; (j) Any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (k) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. 81

Exhibit 2. Use of Non-GAAP Financial Measures Management uses non-GAAP measures because they provide information to investors about the underlying operational performance and trends of the Company. Additionally, certain non-GAAP measures are monitored by regulators. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures. Consistent with the information provided in our 2024 Form 10-K, the following tables reconcile the GAAP financial measures to the associated non-GAAP financial measures: (dollars in thousands) Year Ended December 31, 2024 Operating net income Net income (loss) $(47,035) Add back of goodwill impairment 104,168 Operating net income (Non-GAAP) $57,133 Operating earnings per share (diluted) Earnings (loss) per share (diluted) $(1.56) Add back of goodwill impairment per share (diluted) 3.45 Operating earnings per share (diluted) (Non-GAAP) $1.89 Operating return on average assets ("ROAA") Operating net income (Non-GAAP) $57,133 Average Assets $12,520,362 Operating ROAA (Non-GAAP) 0.46% Operating efficiency ratio Noninterest expense $274,634 Exclude goodwill impairment (104,168) Operating noninterest expense (Non-GAAP) $170,466 Net interest income $288,688 Noninterest income 19,939 Total net revenue $308,627 Operating efficiency ratio (Non-GAAP) 55.23% Tangible book value per share Book value per common share $40.60 Less: Intangible book value per common share (0.01) Tangible book value per common share (Non-GAAP) $40.59 82